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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMERISTAR CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 13, 2012

To the Stockholders of Ameristar Casinos, Inc.

        Our 2012 Annual Meeting of Stockholders will be held at 8:00 a.m. (local time) on Wednesday, June 13, 2012, at the Renoir 1 Room at Bellagio Las Vegas, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for the following purposes:

  1.
  To elect the two Class B Directors named in the proxy statement to serve for a three-year term;

  2.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012;

  3.
  To reapprove the Company's Performance-Based Annual Bonus Plan;

  4.
  To approve, on an advisory basis, the compensation of our named executive officers; and

  5.
  To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

        A proxy statement containing information for stockholders is annexed hereto and a copy of our 2011 Annual Report is enclosed herewith.

        Our Board of Directors has fixed the close of business on May 1, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

LUTHER P. COCHRANE Chairman of the Board	GORDON R. KANOFSKY Chief Executive Officer

Las Vegas, Nevada
April 30, 2012

i

3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc., a Nevada corporation ("we," "Ameristar" or the "Company"), for use only at our 2012 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m. (local time) on Wednesday, June 13, 2012, at the Renoir 1 Room, Bellagio Las Vegas, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or any adjournments or postponements thereof. We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 4, 2012.

        You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in "street name," you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as directed on the proxy card. If no choice is specified, proxies will be voted "FOR" the election as Directors of the persons nominated by our Board of Directors, "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2012, "FOR" the reapproval of the Company's Performance-Based Annual Bonus Plan and "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

        In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals. We have retained Georgeson Inc. to assist in soliciting proxies for a fee of $7,500 plus costs and expenses.

        Only stockholders of record at the close of business on May 1, 2012 are entitled to receive notice of and to vote at the Annual Meeting. As of April 16, 2012, there were 32,963,900 shares of our common stock (the "Common Stock") outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

        Directors are elected by a plurality of votes cast, which means the two Director nominees who receive the most votes will be elected. You may not cumulate your votes in the election of Directors. Under Nevada law and the Company's Bylaws, the affirmative vote of a majority of the votes actually cast on the proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012, the proposal to reapprove of the Company's Performance-Based Annual Bonus Plan and the proposal to approve, on an advisory basis, the compensation of our named executive officers will constitute the approval of the stockholders.

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Nominees will have discretion to vote only with respect to the proposal to ratify the selection of our independent registered public accounting firm. Abstentions and broker "non-votes" will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but because neither is counted as a vote cast, neither abstentions nor broker "non-votes" will be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker "non-votes" will not have any effect on the proposals outlined in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE
HELD ON JUNE 13, 2012

        The Notice of Annual Meeting of Stockholders, this proxy statement and accompanying proxy card and our 2011 Annual Report to stockholders are also available on our website at www.ameristar.com/investors. You will not be able to vote your shares or execute a proxy on the Internet.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

        Our Articles of Incorporation provides that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as the total number of Directors constituting the entire Board of Directors permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at seven. Of the seven incumbent Directors, two are Class B Directors whose terms are expiring at the Annual Meeting and whom our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption "Directors and Executive Officers." See "Security Ownership of Certain Beneficial Owners and Management" for information regarding each such person's holdings of Common Stock.

        The Board of Directors has nominated the two incumbent Class B Directors, Thomas M. Steinbauer and Leslie Nathanson Juris, to be elected for a term expiring at the 2015 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

        The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of the above-named nominees as Directors.

Directors and Executive Officers

        The following sets forth information as of April 15, 2012 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire at the annual meeting of stockholders in 2014, 2012 and 2013, respectively.

Name	Age	Position
Gordon R. Kanofsky	56	Chief Executive Officer and Class C Director
Larry A. Hodges	63	President, Chief Operating Officer and Class A Director
Thomas M. Steinbauer	61	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Peter C. Walsh	55	Senior Vice President, General Counsel and Chief Administrative Officer
Carl Brooks*†	62	Class C Director
Luther P. Cochrane*†	63	Chairman of the Board and Class A Director
Leslie Nathanson Juris†	65	Class B Director
J. William Richardson*†	64	Class C Director

*
Member of the Audit Committee.

†
Member of the Compensation Committee and the Nominating Committee.

        Mr. Kanofsky joined the Company in September 1999 and has been Chief Executive Officer since May 2008 and a member of the Board of Directors since November 2006. He was also Co-Chairman of the Board from November 2006 to May 2008 and then Vice Chairman of the Board until May 2011. Prior to that, he was Executive Vice President since March 2002 after having initially served as Senior Vice President of Legal Affairs. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999, primarily focused on corporate and securities matters. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky is co-executor of the Estate of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder (the "Neilsen Estate"), and he is co-trustee and a member of the board of directors of the Craig H. Neilsen Foundation (the "Neilsen Foundation"), a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment. He also has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. In addition, he serves on the board of directors of the American Gaming Association and previously served on the Association's Task Force on Diversity. Mr. Kanofsky has served in various volunteer capacities for the Cystic Fibrosis Foundation. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.

        Mr. Kanofsky's long service as a senior executive officer of Ameristar, both during and after the tenure of Craig H. Neilsen, gives him broad experience in all aspects of the Company's business. His background in corporate transactional and securities law prior to joining Ameristar is valuable in many aspects of the Company's business, including legal affairs, corporate development, finance, government relations and regulatory compliance.

        Mr. Hodges has been a Director of the Company since March 1994 and was elected President and Chief Operating Officer of the Company in May 2008. From September 2005 to May 2008, he was a consultant for CRG Partners Group LLC (formerly known as Corporate Revitalization Partners, LLC) ("CRP"), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRP. Mr. Hodges has more than 35 years' experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges holds a Bachelor of Arts degree from California State University, San Bernardino and is a graduate of the Harvard Business School Program for Management Development.

        Mr. Hodges benefits Ameristar with his executive management experience operating large consumer-oriented businesses, in addition to his extensive knowledge of the Company's business gained from his 18 years as a Director of the Company and four years in his current position.

        Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. He was elected Secretary of the Company in June 1998 and Chief Financial Officer in July 2003. Mr. Steinbauer has more than 35 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, he was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally's Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

        Mr. Steinbauer, our longest-serving executive officer, has unique knowledge and understanding of the Company's development and finances as well as expertise gained from many years of experience in the financial and operational areas of the gaming industry.

        Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002 and was elected to the additional position of Chief Administrative Officer in May 2008. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is President and chairman of the board of directors of Ameristar Cares Foundation, Inc., the Company's non-profit charitable foundation. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree in English from Loyola Marymount University in Los Angeles.

        Mr. Brooks was elected as a Director of the Company in October 2006. He was President of The Executive Leadership Council starting in 2001 and then Chief Executive Officer from 2004 to 2010. Founded in 1986, The Executive Leadership Council is the nation's premier leadership organization of African-American senior executives of Fortune 500 companies. Prior to joining The Executive Leadership Council, Mr. Brooks had more than 25 years' experience in the utility industry, including as Vice President, Human & Technical Resources of GPU Energy in Reading, Pennsylvania, one of the largest publicly traded electric utilities in the United States, and Chief Financial Officer of GENCO, a wholly owned subsidiary of GPU Energy. He served on the Financial Services Diversity Council of Chrysler LLC and was Vice Chair of the board of directors of the Howard University School of Business and the board of advisers of Hampton Institute. Mr. Brooks holds an undergraduate degree from Hampton Institute and a Master in Business Administration degree from Southern Illinois University. He is a graduate of the Tuck Executive Program (President Program) at Dartmouth College and the recipient of an Honorary Doctorate of Humane Letters from the Richmond Virginia Seminary.

        Mr. Brooks brings to the Board an impressive executive career within aerospace and the utility and non-profit sectors with significant experience in operations, materials management, finance leadership and corporate strategy, all of which are relevant to the Company's daily operations.

        Mr. Cochrane was elected as a Director of the Company in January 2006 and non-executive Chairman of the Board in May 2011. He is Chairman of KBR Building Group (formerly BE&K Building Group, LLC), a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions for which he also served as Chief Executive Officer from June 2004 to July 2011. Mr. Cochrane has announced his intention to retire from KBR Building Group in 2012. He is also Chief Executive Officer of the Cochrane Group, a consulting company. From 1998 to March 2003, Mr. Cochrane was Chairman and Chief Executive Officer or Chairman of Bovis, a global real estate and construction service company that provided a full range of construction, development, capital structuring and consulting services. Bovis was acquired by Lend Lease, an Australian real estate and asset management firm, in 1999 and changed its name to Bovis Lend Lease. Mr. Cochrane has held a variety of senior executive positions within the Bovis Group, beginning in 1990 as Chairman and Chief Executive Officer of McDevitt Street Bovis and later as Chairman and Chief Executive Officer of Bovis Americas, the Bovis entity responsible for all operations in North and South America. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, a firm that specialized in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill.

        In addition to his management skills and experience as a chief executive officer, Mr. Cochrane's background in construction services and law is valuable to the Company in managing relationships with contractors and analyzing and completing construction projects.

        Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 30 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been Managing Director or President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. She was also a lecturer at the Kellogg School of Management at Northwestern University over a 20-year period. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

        By virtue of her extensive management consulting experience in the areas of leadership, strategy and organizational change and her academic background in organizational development, Ms. Nathanson Juris provides important insights and assistance to the Board and management on leadership development and other matters of critical importance to Ameristar.

        Mr. Richardson became a Director of the Company in July 2003. From August 2007 until August 2011, he was a member in Forterra Real Estate Advisors I, LLC, which invests in and advises with respect to the construction and acquisition of telephone call centers in the United States. Mr. Richardson has more than 30 years' experience in the hotel industry. From February 2004 until his retirement in May 2006, Mr. Richardson was Chief Financial Officer of Interstate Hotels & Resorts, Inc. ("IHR"), the nation's largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive positions with Interstate Hotels Corporation (a predecessor of IHR), including Chief Executive Officer and most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981 and

Partner and Vice President of Finance of the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

        Mr. Richardson brings to the Board more than 30 years of experience in the hospitality industry and experience as Chief Financial Officer of a public company that is highly relevant to Ameristar's operations, and he meets the qualifications of an "audit committee financial expert" under Securities and Exchange Commission ("SEC") rules.

        Officers serve at the discretion of the Board of Directors.

Corporate Governance

        The Board of Directors currently consists of seven members. All Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. The Board of Directors held seven meetings during 2011.

        Director Independence.    The Board of Directors has determined that each of the current non-employee Directors (i.e., Messrs. Brooks, Cochrane and Richardson and Ms. Nathanson Juris) are "independent," as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements. In making these determinations, the Board of Directors did not rely on any exemptions to The Nasdaq Stock Market, Inc.'s requirements.

        Stockholder Communications with Directors.    Stockholders may communicate with the Board of Directors, committees of the Board of Directors, our independent Directors as a group or individual Directors by mail addressed to them at our principal office: Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. The Company transmits these communications directly to the Director(s) without screening them.

        Audit Committee.    The Audit Committee consists of Messrs. Richardson, Brooks and Cochrane, with Mr. Richardson serving as Chairman of the Committee. The Board of Directors has determined that each member of the Committee is "independent," as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements, and also meets the requirements set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Richardson is an "audit committee financial expert," as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee Charter is posted on our website at www.ameristar.com/investors. The functions of the Audit Committee include: selecting the Company's independent registered public accounting firm and approving the terms of its engagement; approving the terms of any other services to be rendered by the independent registered public accounting firm; discussing with the independent registered public accounting firm the scope and results of its audit; reviewing our audited financial statements; considering matters pertaining to our accounting policies; reviewing the adequacy of our system of internal control over financial reporting; overseeing certain aspects of enterprise risk management; and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee held four meetings during 2011.

        Compensation Committee.    The Compensation Committee consists of Ms. Nathanson Juris and Messrs. Brooks, Cochrane and Richardson, with Ms. Nathanson Juris serving as Chair of the Committee. The Board of Directors has determined that each member of the Committee is "independent," as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements. The Board of Directors has adopted a written charter for the Compensation Committee, which is posted on our website at www.ameristar.com/investors. The functions of the Compensation Committee include: reviewing and approving compensation for the Chief Executive Officer and other executive officers; reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company; and administering our stock-based incentive compensation plans. The Compensation Committee held eight meetings during 2011.

        Nominating Committee    The Board of Directors established the Nominating Committee on April 19, 2011. The Nominating Committee consists of Messrs. Cochrane, Brooks and Richardson and Ms. Nathanson Juris, with Mr. Cochrane serving as Chairman of the Committee. The Board of Directors has determined that each member of the Committee is "independent," as that term is defined in Rule 5605 (a)(2) of The Nasdaq Stock Market, Inc.'s listing requirements. The Board of Directors has adopted a written charter for the Nominating Committee, which is posted on our website at
www.ameristar.com/investors. The functions of the Nominating Committee include: identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board); and recommending to the Board Director candidates for election at annual meetings of stockholders. The Nominating Committee held one meeting in 2011.

        The Nominating Committee has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Nominating Committee will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Nominating Committee or the Secretary of the Company at our principal office in Las Vegas. The Nominating Committee has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate's education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying Director nominees but, in evaluating potential nominees, it takes into account the backgrounds and experience of the existing Directors with the goal that the Board should consist of individuals with diverse backgrounds and experience. The Nominating Committee assesses the effectiveness of these efforts when evaluating potential nominees and considering the composition of the Board. The Nominating Committee evaluates potential nominees without regard to the source of the recommendation. The Nominating Committee identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees. The foregoing disclosure applied to the full Board of Directors prior to the establishment of our Nominating Committee in April 2011.

        Board Leadership Structure.    In accordance with our Bylaws, the Board of Directors elects our Chairman of the Board and our Chief Executive Officer, or CEO, and each of these positions may be held by the same person or may be held by different people. After the death in 2006 of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder, the Board of Directors separated the roles of Chairman and CEO. From June 2008 until May 2011, the positions were filled by Ray H. Neilsen and Mr. Kanofsky, respectively, each of whom was a member of our management and also a representative of the Neilsen Estate, our then largest stockholder. Under that structure, the CEO was responsible for the day to day management and performance of the Company while the Chairman provided oversight of management functions and input on corporate strategy. Mr. Kanofsky was also Vice Chairman of the Board. In light of the changes in shareholdings of the Company's Common Stock that occurred in April 2011 and Mr. Neilsen's subsequent resignation from his positions with the Company, in May 2011 Mr. Kanofsky resigned as Vice Chairman and the Board of Directors elected Mr. Cochrane as non-executive Chairman of the Board. The Board believes this leadership structure is appropriate for the Company at this time.

        The non-employee members of the Board of Directors have not chosen to designate a lead independent director. Mr. Cochrane fills that role as non-executive Chairman of the Board. In addition to these actions, the Board's belief in independent Board leadership is illustrated by several of our governance practices. Each of our non-employee Directors stays actively informed about matters before the Board of Directors and typically participates as a guest in all meetings of committees of the Board of which he or she is not a member. The Chair of each committee provides focused leadership in the areas of responsibility of such committee. The non-employee Directors meet periodically in executive session outside the presence of management. Any non-employee Director may request that an executive session of the non-employee members of the Board be scheduled.

        Director Attendance of Meetings.    During 2011, each Director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. We have not adopted a formal policy with regard to Directors' attendance at annual meetings of stockholders, but we encourage all Directors to attend annual meetings. Each member of the Board of Directors attended the 2011 Annual Meeting of Stockholders.

The Role of the Board of Directors in Risk Oversight

        Although day-to-day management of enterprise risk is the responsibility of the Company's management, our Board of Directors, as a whole and also at the committee level, has an active role in general oversight of the management of the Company's risks.

        While the full Board of Directors retains general responsibility for risk oversight, its committees are specifically charged with oversight of certain significant aspects of risk management. Among the Audit Committee's primary functions is oversight of the management of risks related to internal control over financial reporting. Between quarterly Committee meetings, the Chair of the Audit Committee maintains frequent communications with the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Vice President of Internal Audit, others in senior management and our independent auditor. In addition, the Vice President of Internal Audit reports directly to the Chair of the Audit Committee. The Compensation Committee, which generally meets quarterly, oversees risks related to our compensation of management. The Chair of the Compensation Committee and senior management confer regularly between Committee meetings. Pursuant to various state gaming regulatory requirements, the Company has a four-member Compliance Committee that meets quarterly, one of which members is required to be an outside Director of the Company.

        The outside Director member of the Compliance Committee typically provides an oral report to the entire Board of Directors within a short period following each meeting of the Compliance Committee. In the case of the Audit Committee, the non-member outside Director typically participates as a guest in Committee meetings. To the extent that any outside Director does not attend any such meeting, he or she is generally briefed on the Committee meeting by the Chair of the Committee or another member.

        The Board of Directors receives periodic reports from the Company's management, including evaluations of present or emerging risks, and regularly invites key members of management to its meetings, which include discussions of relevant risks, the extent to which mitigation of those risks is feasible and the processes, policies and persons employed to mitigate those risks.

Code of Ethics

        The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of SEC Regulation S-K, that applies to our principal executive officer, principal financial and accounting officer and persons performing similar functions. The Code of Ethics is posted on our website at www.ameristar.com/investors. Any amendment to, or waiver from, a provision of our Code of Ethics requiring disclosure under applicable rules with respect to our principal executive officer, principal financial and accounting officer or controller will be posted on our website.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as of March 31, 2012 concerning "beneficial" ownership of our Common Stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock; (ii) each Director; (iii) each "named executive officer," as that term is defined in Item 402(a)(3) of Regulation S-K; and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, unless otherwise indicated and except to the extent authority is shared by spouses under applicable law. The applicable ownership percentages shown are based on 32,962,481 shares of Common Stock outstanding as of March 31, 2012 and the relevant number of shares of Common Stock issuable upon exercise of stock options or other awards that are exercisable or have vested or that will become exercisable or vest within 60 days of March 31, 2012.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Addison Clark Management, L.L.C.	3,154,962	(1)	9.6%
PAR Investment Partners, L.P.	2,636,538	(2)	8.0%
The Vanguard Group, Inc.	2,139,121	(3)	6.5%
BlackRock, Inc.	1,836,485	(4)	5.6%
Kornitzer Capital Management, Inc.	1,658,996	(5)	5.0%
Gordon R. Kanofsky	610,213	(6)	1.8%
Thomas M. Steinbauer	272,265	(7)	(8)
Larry A. Hodges	255,189	(9)	(8)
Peter C. Walsh	245,120	(10)	(8)
Carl Brooks	51,874	(11)	(8)
Luther P. Cochrane	51,874	(11)	(8)
Leslie Nathanson Juris	90,374	(12)	(8)
J. William Richardson	90,199	(13)	(8)
Ray H. Neilsen	131,567	(14)	(8)
All executive officers and Directors as a group (9 persons)	1,798,675	(15)(16)	5.2%

(1)
Addison Clark Management, L.L.C. ("Addison Clark"), an investment adviser whose mailing address is 10 Wright Street, Suite 100, Westport, Connecticut 06880, and an affiliate have reported shared voting and dispositive power as to all of these shares.This information is derived from a Schedule 13G filed by Addison Clark and an affiliate with the SEC on February 14, 2012.

(2)
PAR Investment Partners, L.P. ("PAR"), an investment partnership whose mailing address is One International Place, Suite 2401, Boston, Massachusetts 02110, and affiliates have reported sole voting and dispositive power as to all of these shares. This information is derived from a Schedule 13G/A filed by PAR and affiliates with the SEC on February 14, 2012.

(3)
The Vanguard Group, Inc. ("Vanguard"), an investment adviser whose mailing address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, has reported sole voting power and shared dispositive power as to 48,340 of these shares and sole dispositive power as to 2,090,781 of these shares. This information is derived from a Schedule 13G filed by Vanguard with the SEC on February 8, 2012.

(4)
BlackRock, Inc. ("BlackRock"), a holding company whose mailing address is 40 East 52nd Street, New York, New York 10022, has reported sole voting and dispositive power as to all of these shares. This information is derived from a Schedule 13G filed by BlackRock with the SEC on February 9, 2012.

(5)
Kornitzer Capital Management, Inc. ("Kornitzer"), a registered investment adviser whose mailing address is 5420 West 61st Place, Shawnee Mission, Kansas 66205, has reported sole voting power as to all of these shares, sole dispositive power as to 1,608,530 of these shares and shared dispositive power as to 50,466 of these shares. This information is derived from a Schedule 13G/A filed by Kornitzer with the SEC on January 20, 2012.

(6)
Includes 97,332 shares held by a family trust of which Mr. Kanofsky is co-trustee with his wife, with whom he shares voting and dispositive power. Includes 452,381 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options held by Mr. Kanofsky's family trust. Includes 60,500 shares that may become distributable to Mr. Kanofsky under certain circumstances within 60 days of March 31, 2012 in respect of vested restricted stock units.

(7)
Includes 91,090 shares held jointly by Mr. Steinbauer and his wife, with respect to which they share voting and dispositive power. Includes 181,175 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options.

(8)
Represents less than 1% of the outstanding shares of Common Stock.

(9)
Includes 164,390 shares that may be acquired upon exercise of stock options and 10,444 shares that may be acquired upon the vesting of restricted stock units, in each case within 60 days of March 31, 2012. Shares and options are held by a family trust of which Mr. Hodges is the trustee.

(10)
Includes 202,484 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options. Shares and options are held by a family trust of which Mr. Walsh is co-trustee with his wife, with whom he shares voting and dispositive power.

(11)
Includes 43,437 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options.

(12)
Includes 81,937 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options. Shares and options are held by a family trust of which Ms. Nathanson Juris is co-trustee with her husband, with whom she shares voting and dispositive power.

(13)
Includes 80,937 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options.

(14)
Includes 130,567 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options.

(15)
Includes 1,380,745 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options or vesting or settlement of restricted stock units.

(16)
Some of these shares beneficially owned by executive officers and Directors are held in margin accounts and subject to being borrowed and pledged as security.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under SEC rules, our officers and Directors, as well as beneficial owners of more than 10% of our Common Stock, are required to file with the SEC reports of their holdings and changes in beneficial ownership of our Common Stock. We have reviewed copies of reports provided to the Company, as well as other records and information. Based on our review, we concluded that all required reports for 2011 were timely filed.

PROPOSAL NO. 2

RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors and the Audit Committee are requesting stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.

        Ernst & Young LLP was our independent registered accounting firm for the fiscal year ended December 31, 2011 and has been selected by the Audit Committee to serve in such capacity during 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

        In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services to the Company and our subsidiaries during 2011 and 2010.

        The aggregate fees billed by Ernst & Young LLP for 2011 and 2010 for each of the following categories of services are set forth below:

		2011	2010
Audit Fees
•	Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley Act Section 404 attestation
•	Reviews of quarterly financial statements
•	Other services normally provided by the auditor in connection with regulatory filings	$1,007,401	$1,088,569
Audit-Related Fees
•	Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
	—2011 and 2010: employee benefit plan audit	19,000	18,273
Tax Fees
•	2011 and 2010: primarily related to tax planning and advice and various tax compliance services	308,934	372,652
All Other Fees
•	2011: services related to debt issuances and development initiatives
•	2010: services related to evaluation of strategic alternatives	88,520	14,560

	Total	$1,423,855	$1,494,054

        The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee's policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. All fees reflected in the table above were pre-approved by the Audit Committee or the Chairman of the Committee.

        The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

        The Board of Directors and the Audit Committee unanimously recommend a vote "FOR" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year 2012. The Company is not required to submit the selection of the independent registered public accounting firm to the stockholders for approval, but is doing so as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take that into account in selecting an independent registered public accounting firm for the year 2013.

PROPOSAL NO. 3
REAPPROVAL OF PERFORMANCE-
BASED ANNUAL BONUS PLAN

        On January 26, 2007, the Compensation Committee unanimously adopted, subject to stockholder approval, the Ameristar Casinos, Inc. Performance-Based Annual Bonus Plan (the "Bonus Plan"). The Bonus Plan was approved by the stockholders of the Company on June 8, 2007. We are asking stockholders to reapprove the Bonus Plan so that the Company can continue to utilize it to attract, retain and motivate key executives. The Bonus Plan provides short-term incentives in the form of cash compensation.

        Stockholder approval of the material terms of the performance goals under which compensation may be paid under the Bonus Plan is required every five years in order for the Bonus Plan to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code (the "Code"), which provides a federal income tax deduction for performance-based compensation. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an individual for achievement of performance goal. Each of these aspects is discussed below, and stockholder approval of this proposal constitutes approval of each of these aspects of the Bonus Plan for purposes of the approval requirements of Section 162(m). The Bonus Plan must be reapproved by stockholders in order for it to continue to qualify as performance-based under Section 162(m). If the Bonus Plan is not reapproved by stockholders, it will be terminated and, in that event, we will likely consider other forms of incentive pay for executives as may be necessary or appropriate in order to attract and retain key executive talent, with no assurance that we will receive a full federal income tax deduction for the compensation paid.

  The Board of Directors unanimously recommends a vote "FOR" the reapproval of the Bonus Plan.

Principal Provisions of the Bonus Plan

        The following summary is qualified in its entirety by reference to the full text of the Bonus Plan, which is attached as Appendix A to this proxy statement.

        Purpose.    The purpose of the Bonus Plan is to provide a more direct alignment between the annual bonus compensation paid to participating employees and the performance of the Company. The Bonus Plan is designed to accomplish this by paying awards only after the achievement of specified performance goals that are established within the first three months of the year as determined by the Compensation Committee.

        The Bonus Plan is also designed to qualify as "performance-based" compensation under Section 162(m) of the Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or certain other executive officers to the extent that any of these persons receives more than $1,000,000 in any one year, unless the compensation is performance-based. If the compensation qualifies as performance-based, the Company will receive a federal income tax deduction for the compensation even if it is more than $1,000,000 during a single year. The Bonus Plan is designed to afford the Company a full federal income tax deduction for annual cash bonuses paid to key executives. However, there can be no guarantee that the amounts payable under the Bonus Plan will be treated as qualified performance-based compensation under Section 162(m).

        Eligibility.    The Compensation Committee will select the members of management and other key employees of the Company or its subsidiaries who are eligible to receive awards under the Bonus Plan. The actual number of employees who are eligible to receive an award for any particular fiscal year cannot be determined in advance because the Compensation Committee has discretion to select the participants during the first 90 days of the year. In February 2012, the Compensation Committee selected the four current executive officers of the Company as the participants in the Bonus Plan for 2012.

        Bonus Opportunities and Performance Goals.    During the first 90 days of each year, the Compensation Committee assigns each participant a bonus opportunity and the performance goal or goals that must be achieved before an award actually will be paid to the participant for the year. The bonus opportunity may be either a fixed dollar amount or a percentage of the participant's base salary in effect on the date the Compensation Committee assigns the bonus opportunity. In addition to a target level of achievement, the Compensation Committee may specify a minimum acceptable level of achievement of the relevant performance goal(s) as well as one or more higher levels of achievement, and a formula to determine the percentage of the bonus opportunity earned by the participant upon attainment of each level of achievement, which percentage may exceed 100%. The bonus opportunity earned under the Bonus Plan by any participant for any single fiscal year may not exceed the lesser of $3,000,000 or 200% of the participant's base salary, even if the formula would otherwise result in a larger award. The performance goals shall be based on one or more of the following business criteria:

  •
  sales or other sales or revenue measures;

  •
  operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, taxes, depreciation, amortization or extraordinary or designated items;

  •
  net income or net income per common share (basic or diluted);

  •
  operating efficiency ratio;

  •
  return on average assets, return on investment, return on capital or return on average equity;

  •
  cash flow, free cash flow, cash flow return on investment or net cash provided by operations;

  •
  economic profit or value created;

  •
  operating margin;

  •
  stock price or total stockholder return; and

  •
  strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions, divestitures or joint ventures.

        Awards for 2012 will be based on consolidated earnings before interest, taxes, depreciation, amortization and non-recurring and certain other items (Adjusted EBITDA).

        Determination and Payment of Awards.    After fiscal year-end, the Compensation Committee will determine and certify in writing the extent to which the bonus opportunity for that year has been earned, through the achievement of the applicable performance goal(s), by each participant. The Compensation Committee, in its sole and absolute discretion, may reduce or eliminate, but not increase, the amount of the award payable to any participant, to reflect subjective evaluations of the participant's performance, the Compensation Committee's determination that the performance goal(s) have become an inappropriate measure of achievement or for such other reason as it may determine. The Compensation Committee will consider, but not be bound by, the performance evaluations of participants submitted by management. Unless the Compensation Committee, in its sole and absolute discretion, determines otherwise, a participant who is not employed by the Company or one of its subsidiaries or affiliates on the last day of the fiscal year will not be entitled to receive payment of an award for that year.

        Awards will be paid in cash within two and one-half months after the end of the fiscal year.

        Administration, Amendment and Termination.    The Bonus Plan is administered by the Compensation Committee. Subject to the terms of the Bonus Plan, the Compensation Committee has full authority and discretion to:

  •
  select the employees who will participate in the Bonus Plan;

  •
  grant bonus opportunities and establish performance goals;

  •
  compute the amount of the award payable to any participant;

  •
  adopt, alter and repeal administrative rules, guidelines and practices;

  •
  conclusively interpret the provisions of the Bonus Plan and any performance goals established under the Bonus Plan, and remedy any ambiguities, inconsistencies or omissions;

  •
  conclusively decide all questions of fact arising under the Bonus Plan; and

  •
  make all other determinations necessary or advisable for the administration of the Bonus Plan.

        The Compensation Committee may amend or terminate the Bonus Plan at any time. Amendments may be made without stockholder approval except as required under Section 162(m) or other applicable law. The Bonus Plan will terminate on the day after the first meeting of the Company's stockholders held in 2012 if it is not reapproved by the stockholders at or before that meeting (the first meeting of stockholders held in 2017 if it is reapproved by the stockholders at the 2012 Annual Meeting).

        Other Compensation Programs.    The Bonus Plan will not limit the authority of the Company to compensate employees, whether under other plans currently in effect or by adopting additional compensation plans or arrangements, including other bonus arrangements.

        Awards Granted to Executive Officers.    The payment of awards under the Bonus Plan is determined based on future performance. Because actual payments cannot be determined until the completion of the performance period, the following table sets forth the minimum, target and maximum awards that could be paid to the persons and groups shown below for 2012, depending on the extent to which the performance goal established by the Compensation Committee is achieved. There is no assurance that the pre-established performance goal will actually be achieved, and therefore there is no assurance that any awards will actually be paid for 2012 or any future fiscal year.

	Minimum Award for 2012 ($)	Target Award for 2012 ($)	Maximum Possible Award for 2012 ($)
Gordon R. Kanofsky Chief Executive Officer	$0	$900,000	$1,350,000
Larry A. Hodges President and Chief Operating Officer	$0	$735,000	$1,102,500
Thomas M. Steinbauer Senior Vice President and Chief Financial Officer	$0	$408,000	$612,000
Peter C. Walsh Senior Vice President, General Counsel and Chief Administrative Officer	$0	$408,000	$612,000
All current executive officers as a group (4 persons)	$0	$2,451,000	$3,676,500
All Directors who are not executive officers as a group*	—	—	—
All employees who are not executive officers as a group*	—	—	—

*
These groups did not participate in the Bonus Plan in 2012.

        Our executive officers have a financial interest in this proposal because the Compensation Committee has selected each executive officer as eligible to receive awards under the Bonus Plan for 2012.

PROPOSAL NO. 4
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

        We are asking stockholders to approve an advisory resolution on the Company's executive compensation as reported in this proxy statement. As described below in the "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  •
  attracting and retaining executive officers with needed skills and qualities to successfully implement our strategy in a way that exemplifies the Company's core values, including integrity, quality, collaboration, inclusion and continuous improvement, and who work well within our culture, and

  •
  enhancing long-term stockholder value by motivating achievement of the near- and long-term goals that enable us to succeed in each of our markets through high-quality facilities and products and a strong focus on superior guest service, and through the pursuit of attractive growth opportunities.

        In order to achieve these goals, the Company compensates the named executive officers at levels that are generally competitive with market practices and that provide opportunities for above-market compensation for superior performance.

        We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 16 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 31 through 40, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

        In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting:

          RESOLVED, that the stockholders of Ameristar Casinos, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the proxy statement for the Company's 2012 Annual Meeting of Stockholders.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program. Unless the Board modifies its policy on the frequency of future "say-on-pay" votes, the next "say-on-pay" vote will be held at our 2013 Annual Meeting of Stockholders.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This section explains the Company's executive compensation program for the following "named executive officers" (or "NEOs") whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Gordon R. Kanofsky	Chief Executive Officer
Larry A. Hodges	President and Chief Operating Officer
Thomas M. Steinbauer	Senior Vice President of Finance and Chief Financial Officer
Peter C. Walsh	Senior Vice President, General Counsel and Chief Administrative Officer
Ray H. Neilsen	Former Chairman of the Board

        The Compensation Committee of the Board of Directors (referred to in this section as the "Committee") has responsibility for establishing and administering our executive compensation program.

Executive Summary

        The Company began a new era in its corporate development in 2011 as it transitioned from being controlled by a majority stockholder to having no single stockholder with a controlling stake. On March 25, 2011, we entered into a definitive Stock Purchase Agreement with the representatives of the Estate of Craig H. Neilsen, the Company's majority stockholder, pursuant to which, on April 19, 2011, the Company repurchased 83% of the shares of the Company's common stock held by the Estate, representing 45% of our total shares outstanding at that time. With the exception of the departure of former executive Chairman of the Board Ray H. Neilsen on May 5, 2011 and the subsequent election of Board member Luther P. Cochrane as non-executive Chairman of the Board, our successful senior management team and Board of Directors continued unchanged to guide the Company in this new era. We remain committed to our stockholder value creation strategy of employing our high-quality facilities and products and dedication to superior guest service to compete effectively in each of our markets and to drive growth from our existing and additionally developed or acquired properties.

        In the face of competitive pressures and a challenging economic environment, we completed a successful year in 2011. While generally weak economic conditions continued in 2011, the management team's ability to improve revenues on lower promotional expense was a substantial factor underlying the increase in operating income from $140.1 million in 2010 to $227.2 million in 2011 while net revenues increased only 2.1% (2010 operating income includes impairment charges related to goodwill and other intangible assets of $56.2 million). Management and the Board of Directors use the Company's Adjusted EBITDA and Adjusted EBITDA margin (as reported in its publicly issued earnings releases) as key metrics of the Company's success in operating its properties and its operating efficiency. The Company's Adjusted EBITDA improved from 2010 to 2011 at rate greatly exceeding its growth in net revenues, while its Adjusted EBITDA margin also improved year-over-year and was very strong in comparison to that of the Company's principal competitors.

        These results were possible due to the management team's consistent delivery of a superior guest experience, focus on cost management and effective marketing, despite the demands of the ownership transition, the refinancing of substantially all of the Company's long-term debt and related efforts. In addition, the management team renewed the Company's pursuit of value-enhancing growth opportunities, including acquiring a development site and otherwise positioning itself for a bid to obtain a license for a casino in Springfield, Massachusetts.

        The Company's high quality properties and guest experience combined with its continued operational excellence have contributed to significant returns for Ameristar stockholders. Our total stockholder return was 13.2% in the past year and 114.8% over the past three years under the current management team. Our performance in that metric leads our segment of the gaming industry and the S&P 500 Index for that time frame.

        The following graph illustrates the compound average share price growth rate (assuming reinvestment of dividends) for Ameristar, Boyd Gaming Corporation, Isle of Capri Casinos, Inc., Penn National Gaming, Inc., Pinnacle Entertainment, Inc. and the S&P 500 Index over the past three years.

Ameristar Investment Performance
12/31/2008 - 12/30/2011

        For 2011, as reflected in the Summary Compensation Table, 83% of CEO compensation was provided in the form of annual and long-term incentives that are tied to Ameristar's Adjusted EBITDA results or stock price. Those incentives include performance-based stock options that were granted in 2011 in lieu of other annual equity grants that would have been granted in 2012-2015, as further explained below. For the other named continuing executive officers as a group, 80% of total compensation was similarly based on such incentives.

CEO	Other NEOs

Comprehensive Program of Compensation Best Practices

        During 2011, the Committee conducted a comprehensive review of the Company's executive compensation program to align it with the Company's business strategy and to update certain pay practices in light of current compensation best practices.

  •
  Emphasis on performance-based equity.  The most prominent change resulting from the review is the placing of greater emphasis on performance-based compensation through a grant of performance-based stock options that vest in three tranches contingent upon the achievement of targeted share prices ranging from $41 to $51 by December 31, 2018, or realization of the best total stockholder return among the Company's gaming peers during the same period. This one-time grant was made on November 21, 2011 in an amount equal to 20% of each NEO's targeted annual long-term incentive grant value over the next four years. In addition, beginning with 2012, the balance of each NEO's targeted annual long-term incentive grant value will be reallocated between time-vested stock options and time-vested restricted stock units ("RSUs") from 25% options/75% RSUs prior to 2012 to 60% options/40% RSUs. Thus, as a result of the long-term performance-based option grant and the remix of stock option and RSU grant values, the annualized percentage of long-term incentives tied to performance-based equity (time-vested and performance-based stock options) will increase from 25% to 68% of each NEO's total grant value in 2012.

  •
  Stock ownership guidelines.  We adopted guidelines that require our NEOs to acquire and maintain ownership of Company shares or other qualifying equity with a value of at least 400% of annual base salary for the Chief Executive Officer, 300% for the President and Chief Operating Officer and 200% for our Senior Vice Presidents.

  •
  Equity treatment at retirement.  For executives meeting certain age and service requirements, we modified Company policy to continue service-based vesting of equity grants into retirement and extended the exercise period for stock options in retirement to the lesser of four years or the remaining option term. We believe this is a good compensation practice that motivates executives to make decisions in the long-term best interests of the Company and otherwise to develop prudent succession plans as they approach retirement, enabling them to realize the benefits of their actions in their equity awards.

  •
  Deferred Compensation Plan termination.  We terminated the Company's Deferred Compensation Plan, which had allowed highly compensated employees including our NEOs to defer base salary and annual bonus amounts and receive a Company matching contribution equal to 100% of the first 5% of compensation deferred. The plan termination reduces non-performance-based compensation for our NEOs, subject to a transitional award of RSUs in lieu of the foregone Company matching amount projected for the next five years.

  •
  Prohibition of option repricing.  In early 2012, we amended our 2009 Stock Incentive Plan to formally prohibit any form of option repricing without prior approval of stockholders, which the Committee informally adhered to previously as an internal policy.

  •
  Prohibition of speculative and hedging transactions.  Our Insider Trading Policy, which has been in effect for many years, prohibits short sales of, and trading in put and call options on, the Company's securities.

  •
  Equity grant policy.  Our policy is to make annual grants at a predetermined date each year that coincides with the July meeting of the Board of Directors. Grant amounts are denominated in dollars and converted to a number of shares using per-share grant values based on the closing stock price on the date of grant or the average of the closing stock prices for a predetermined period prior to the date of grant.

  •
  Tax gross-ups.  We provide no tax gross-ups other than with respect to benefits payable to our NEOs for termination following a change in control, as provided in our Change in Control Severance Plan (the "CIC Plan").

  •
  Limited supplemental benefits and perquisites.  We provide limited supplemental benefits and perquisites deemed valuable to meet competitive practices or to reinforce executive health.

  •
  No supplemental retirement.  We do not provide supplemental retirement benefits to our NEOs.

Executive Compensation Program Philosophy and Objectives

        The Committee is guided by several philosophical principles and objectives in developing our executive compensation program:

  •
  Leadership—Our program is designed to attract and gain a long-term commitment from experienced, successful executives that form a high-performing management team to lead our business.

  •
  Focus on total compensation—We consider total compensation in relation to the pay practices of our gaming company peers and other competitors for key talent.

  •
  Pay for performance—Our total compensation package enables our executives to realize superior pay for superior performance by tying a high proportion of their total compensation to their achievement of challenging annual operating goals and industry-leading increases in stockholder value over time.

  •
  Balanced performance orientation—The mix of incentives motivates long-term sustainable growth as well as achievement of annual operating goals.

  •
  Core values—In addition to competitive considerations, individual pay opportunities and decisions reflect how well an executive exemplifies Ameristar's core values, including integrity, quality, collaboration, inclusion and continuous improvement.

2011 Program Overview

        Ameristar's total compensation program incorporates these elements:

Element	Role and Purpose

Base salary	Provides foundation for competitive total compensation.
Provides guaranteed element of compensation under all economic conditions.
Recognizes an executive's sustained performance, capabilities, job scope and experience, expected level of contribution and modeling of our core values.

Annual incentives	Motivates and rewards achievement of challenging annual performance targets, which drive the value of our stock.

Performance options	Motivates achievement of significant share price increases over an extended period.

Stock options	Requires increases in share prices to provide gains to executives, thereby aligning executive and stockholder interests.

Restricted stock units	Aligns executives with stockholders on share price increases and decreases from the date of grant while motivating executive retention, especially during periods of market uncertainty.

Deferred compensation	Through 2011, provided an incentive for retirement savings by matching up to 5% of executive elective deferrals of base salary and bonus.

Plan was terminated with respect to compensation earned after 2011 and the Company's match of a portion of deferrals was replaced by a one-time grant of RSUs, resulting in greater emphasis on performance-based compensation.

Executive health benefits	Promotes executive health through premium subsidy for basic and supplemental health benefits.
Supports attraction and retention of executives in highly competitive gaming industry.

Executive perquisites	Offers minor discounts and complimentary privileges incident to executive's presence at the Company's properties.

Termination and Change in Control Payments	Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. The CIC Plan recognizes the executive's ongoing value to Ameristar and helps to provide our executives with a smooth transition in the case of a change in control.

Role of Executive Officers in Setting Compensation

        The Committee establishes the plan design and amounts of all elements of compensation for the Chief Executive Officer and the Company's other NEOs. The NEOs participate in Committee meetings at the Committee's request to provide background information regarding the Company's strategic objectives and performance. The Chief Executive Officer formulates and discusses with the Committee his views on plan design. In considering his views and otherwise in the performance of its duties, the Committee seeks independent advice as appropriate. The Chief Executive Officer also provides the Committee with his performance assessments and compensation recommendations for each of the NEOs, which may include a self-assessment. His recommendations are considered by the Committee and approved or modified as the Committee deems appropriate.

Compensation Consultant

        The Committee has the authority to retain compensation consultants exclusively to assist it in the evaluation of NEO and employee compensation and benefit programs. During 2011, the Committee retained Pay Governance LLC, a nationally recognized independent compensation consulting firm, to assist in performing its duties. In 2011, Pay Governance assisted with a review and revision of the executive compensation peer group and advised the Committee with respect to compensation trends and best practices, competitive pay levels, long-term incentive design and policies, equity grant practices and competitive levels, stock ownership guidelines and proxy disclosure. While the advisor regularly confers with management in performing work requested by the Committee, Pay Governance did not perform any additional services for management.

Setting Executive Compensation

        In determining base salary, target annual incentives and guidelines for equity awards, the Committee uses the NEOs' current level of compensation as the starting point. Our compensation decisions consider the scope and complexity of the functions executives oversee, the contribution of those functions to our overall performance, their experience and capabilities and individual performance, taking into consideration the compensation practices of our peers in order to obtain a general understanding of competitive compensation practices.

        In 2011, the Committee engaged in a comprehensive review of our executive compensation program in light of the Company's transition away from being a controlled corporation. The review included an update of the peer group that had been used to monitor competitive pay trends since 2007. (In 2010, the Company used pay data for the Company's four gaming company peers only.) The Committee believes that the companies in its revised peer group are highly representative of the group of companies with which the Company currently competes for talent and stockholder investment. Please refer to the section "Peer Group" below for a more detailed discussion of our peer group.

        The Committee reviews the total compensation of the NEOs annually to assess the need for changes. A review process conducted in 2010 concluded that pay for our named executive officers was generally competitive and reasonable considering the factors listed above. The only pay increase at that time was to the base salary of Mr. Steinbauer, as described below. Otherwise, no changes were made to base salaries, target annual incentive levels or long-term incentive grant guidelines for our named executive officers for 2011.

        As described above, the most prominent change resulting from the review of compensation practices during the course of 2011 will be to place greater emphasis on performance-based compensation through the November 2011 grant of performance-based stock options and an increase in grants of stock options coupled with a decrease in grants of RSUs for 2012 and beyond. Details of this change are described in the section "Elements of Executive Compensation—Long-Term Incentives" below.

        At the June 15, 2011 Annual Meeting of Stockholders, our advisory resolution on executive compensation was approved with more than 91% of all shares voting in support (or approximately 80% support without counting the shares voted by our former majority stockholder). Although this approval was non-binding, the Committee considered the voting results in making changes to compensation during the balance of 2011 and in evaluating our executive compensation program for the current year. In addition, at the same meeting, approximately 66.5% of the votes cast were in favor of holding future advisory votes on executive compensation every three years. However, in light of the Company's transition away from being controlled by one stockholder, the Board of Directors has determined that the Company will hold an annual stockholder advisory vote to approve the compensation of the named executive officers.

Elements of Executive Compensation

        Base Salary.    Base salaries are reviewed annually and adjusted periodically to reflect sustained performance, capabilities, experience, changes in responsibilities, internal equity, cost of living, competitive shifts or other significant circumstances. Companies in the gaming industry typically have total compensation packages that are higher than many of their non-gaming counterparts due to regulatory and other extraordinary demands. In October 2010, as part of the annual review of base salaries for 2011, the Committee approved an increase in Mr. Steinbauer's 2011 base salary from $500,000 to $525,000, a 4.8% increase, reflecting the Committee's subjective evaluation of compensation relative to his overall performance, his level of experience, compensation of other CFOs in the Company's peer group and compensation of other senior executives of the Company. No other base salary increases were approved for our continuing named executive officers in 2011, as indicated below:

Executive	2010 Base Salary	2011 Base Salary	Percent Change
Gordon R. Kanofsky	$850,000	$850,000	0%
Larry A. Hodges	$700,000	$700,000	0%
Thomas M. Steinbauer	$500,000	$525,000	4.8%
Peter C. Walsh	$525,000	$525,000	0%

        Annual Incentives.    We established the Performance-Based Annual Bonus Plan (the "Bonus Plan") in 2007, which was approved by the Company's stockholders and is being proposed for renewed approval at this year's Annual Meeting (see Proposal 3 above). The Bonus Plan aligns senior executives' goals and rewards with our operating performance goals for the year. The annual bonus awarded to each named executive officer for 2011 was determined based on two factors:

  •
  corporate performance, expressed as the ratio of the Company's actual Adjusted EBITDA to the target Adjusted EBITDA established by the Committee for the year; and

  •
  the target bonus established by the Committee for the executive's position, calculated as the product of an assigned target bonus percentage and the individual's base salary.

        The Company's target Adjusted EBITDA for the year is established in connection with management's annual budgeting process during the first quarter of the year. Target Adjusted EBITDA is intended to represent a challenging but achievable level of performance assuming the successful implementation of the Company's business plan. Adjusted EBITDA is defined as consolidated earnings before (i) interest, taxes, depreciation and amortization, (ii) non-recurring, infrequent or unusual items, (iii) pre-opening expenses, (iv) gain or loss on disposal of assets, (v) stock-based compensation expense, (vi) changes in the value of derivative instruments, (vii) gain or loss on early retirement of debt, (viii) changes in the value of deferred compensation plan assets or liabilities, (ix) non-cash impairment charges and write-downs of assets and (x) non-operating income or expense; subject to adjustment in the event that a property or other business unit had been acquired or disposed of during 2011. Target Adjusted EBITDA, actual results and the bonus funding percentage for 2011 are indicated in the following table. Bonus funding for results between Threshold, Target and Maximum levels are pro-rated on a straight line basis.

	Threshold	Target	Maximum	2011 Results	% of Target
Performance (% of Target)	85% or Less	99%–101%	110% or More
Adjusted EBITDA ($M)	$291.2	$342.6	$376.9	$365.1	106.6%
Bonus funding (% of Target)	0%	100%	150%		130.0%

        Under the Bonus Plan, the Committee retains discretion to reduce (but not increase) incentive bonuses from the formulaic funding levels based on the Committee's assessment of individual merit or such other factors as the Committee may determine. Although the Company's 2011 Adjusted EBITDA results warranted bonuses at 130% of target, management recommended and the Committee approved a reduction of bonus payments to 125% of target due to three unanticipated factors that materially benefited the results:

  •
  The Company's health benefits expense under its self-insured plan was 21% under budget and 12% below 2010 owing to very favorable claims experience that may not be replicated in subsequent years.

  •
  All of the Company's markets enjoyed near-perfect weather in the critical period leading to New Year's Eve, which contributed to very strong results in December.

  •
  Through monitoring and analysis of the performance of the Company and the markets in which it operates, management determined that the Company could maximize profitability by significantly reducing promotional spending from the budgeted level and adjusted marketing and operations accordingly.

        The following table shows the 2011 base salary, target bonus percentage, target bonus award, bonus award as a percentage of target award and the 2011 bonus award amount for each named executive officer:

Executive	Base Salary	Target Bonus %	Target Bonus Award	Bonus Award % of Target	Bonus Award
Gordon R. Kanofsky	$850,000	100%	$850,000	125%	$1,062,500
Larry A. Hodges	$700,000	100%	$700,000	125%	$875,000
Thomas M. Steinbauer	$525,000	75%	$393,750	125%	$492,188
Peter C. Walsh	$525,000	75%	$393,750	125%	$492,188

        Long-term Incentives.    The Company provides long-term incentives in the form of equity grants that are intended to align our senior officers' decisions and interests with the interests of stockholders. The Committee used the same guideline grant values for the named executive officers that have been in place for the past several years and which consider individual performance, scope of job responsibilities, prior equity grants and competitive practices:

Executive	Base Salary	Guideline Grant % of Salary	Guideline Grant Value
Gordon R. Kanofsky	$850,000	200%	$1,700,000
Larry A. Hodges	$700,000	175%	$1,225,000
Thomas M. Steinbauer	$525,000	150%	$787,500
Peter C. Walsh	$525,000	150%	$787,500

        In order to minimize any perception that awards of equity-based compensation are influenced by trading prices, regular awards of equity-based compensation for all eligible employees, including named executive officers, are made on a single pre-established date each year. Since 2008, the Company has granted awards of equity-based compensation in the last week of July. We price options on the date the Committee takes formal action to grant them, and we have never "backdated" the grant of options. We separate equity grant and vesting dates from the dates cash bonuses are awarded. This furthers the incentive and retention objectives of the Company by having elements of incentive compensation vest or become payable at two different times each year. New-hire stock options and RSUs are, with very few exceptions, granted by the Committee in the last week of the quarter in which employment starts.

        In 2011, the Committee allocated awards in a ratio of one dollar of stock option grant value to three dollars of RSU grant value. The Black-Scholes value of each stock option on the grant date was approximately 34% of the value of an RSU. This allocation provides executives approximately the same number of stock options as RSUs. Such a mix promotes employee retention without creating excessive incentives for risk-taking. We have used this approximate grant value ratio between options and RSUs since 2007; however, as described below, we have changed our equity grant practices for the future.

        Time-vested stock options are rights to purchase shares of the Company's common stock in the future after completion of a specified period of service (vesting period) with the Company. Because our stock options are granted with an exercise price equal to the market value (defined as the average of the high and low sale prices of our Common Stock) on the date of grant, the options have value only to the extent that the price of our stock increases above the exercise price. Thus, stock options create strong incentives to maximize increases in the Company's stock price. All time-vested stock options granted by the Company since December 2007 vest 25% per year over four years and have a 10-year contractual term.

        RSUs are rights to receive shares of the Company's Common Stock in the future after completion of a specified period of service (vesting period) with the Company. RSUs create incentives to increase the Company's stock price without taking excessive risks that might decrease the value of the stock over the long term. The RSUs awarded to each named executive officer in July 2011 entitle him to receive the specified number of shares of our Common Stock in equal annual installments over four years.

        In 2011, the Committee approved amendments to award agreements to provide that NEOs and other participants who meet specified retirement criteria at termination of employment receive favorable treatment for their outstanding equity awards:

  •
  The executive continues to vest in stock options and RSUs that were granted at least one year prior to the date of termination.

  •
  Outstanding stock options are exercisable through the earlier of (i) four years from the date of retirement or (ii) the full 10-year term of the options.

        An executive meets the criteria for retirement if he or she has (i) attained at least 75 Points, (ii) attained at least 60 years of age and (iii) completed at least five full years of service with the Company or a subsidiary, including service as a non-employee member of the Board of Directors of the Company or a subsidiary. The executive's "Points" are equal the sum of age (full years only) and full years of service with the Company or a subsidiary, including service as a non-employee member of the Board of Directors of the Company or a subsidiary.

        The amendments to award agreements approved by the Committee in 2011 also provide for immediate vesting of options and RSUs in the event of termination of employment due to death or permanent disability. In the absence of a qualified retirement, death or permanent disability, unvested stock options and RSUs are forfeited at termination and outstanding stock options may be exercised for three months following termination

        Future long-term incentives.    For 2012 and beyond, the Committee decided to place a greater emphasis on performance-based equity through introduction of performance options and increasing the proportion of total annual grant value made in stock options and reducing that of RSUs.

        Performance options become exercisable if both performance and service criteria are met.

  •
  The performance criteria can be met by satisfying one of two standards:

    (a) in three tranches if the average of the closing prices of the Company's Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $41.00, $46.00 and $51.00, respectively, by December 31, 2018, or

    (b) in its entirety if the Company's total stockholder return (assuming reinvestment of dividends) is positive and exceeds that of each of four specified publicly traded peer companies (Boyd Gaming, Isle of Capri, Penn National and Pinnacle) over the period from the date of grant through December 31, 2018.

  •
  The service criterion is met by continued Company service through December 31, 2015, or a qualified retirement on or after January 1, 2015, in which case vesting may be proportionate to the period of service.

        Executives may exercise vested performance options at any time while employed at the Company or for three months following termination other than for cause or following a qualifying retirement. In the case of retirement, the executive may exercise the performance options for up to the earlier of four years following termination or the full 10-year term of the options.

        In the event that, at the time of exercise, the fair market value per share of the Common Stock exceeds the exercise price of the option by more than $55.00, the number of shares delivered upon exercise of the option will be reduced to effectively limit the maximum gain to the option holder to $55.00 per share on the number of shares for which the option was originally granted. This provision is intended to prevent a windfall gain for executives.

        The Committee also adopted a policy to change the mix of each executive's long-term incentive grant values for 2012 and each of the following three years.

  •
  The performance option award made in 2011 will constitute 20% of aggregate grant value during those four years (assuming no salary increases in 2013-2015).

  •
  The remaining 80% of aggregate grant value during the 2012-2015 period will be awarded annually in the form of time-vested stock options (60%, an increase from 25% in 2011) and time-vested RSUs (40%, a decrease from 75% in 2011).

        The changed mix increases the percentage of expected total grant value in performance-based equity awards (i.e., time-vested and performance-based stock options) from 25% to 68% through 2015.

        Because of the long-term nature of the performance option vesting criteria, the Committee made a single grant of performance options in November 2011 of a portion (20%) of the targeted annual grants. These performance options have a grant value equal to 80% of each NEO's targeted aggregate annual grant value, based on his 2012 salary. Each NEO will receive annual grants of time-vested stock options and RSUs each year from 2012 through 2015 having a combined value equal to 80% of the total guideline grant value. Accordingly, in the aggregate, the grant value of the November 2011 performance option grants and the expected annual grants from 2012 through 2015 will not exceed the total guideline grant value established by the Committee for the four-year period.

        Extension of option term.    With the exception of grants made during 2004 through 2007, the Company has granted stock options with a 10-year term. In consideration of the effects on share prices of the 2008-2009 financial crisis, the Committee determined to extend the term of 88% of the remaining outstanding stock options with a seven-year term to 10 years for all option holders, including our named executive officers. The Committee determined that the Black-Scholes value of the portion of the 88% of the options that had their term extended to 10 years would have been the same, at the original grant date, as the value of the entire grant of seven-year options. Extending the option terms does not guarantee any additional compensation, as the affected options were granted with exercise prices ranging from $19.36 to

$34.93, all above the Company's share price at the time of the change. The Committee believes that extension of the term will enhance motivation and retention, provide a greater opportunity for those options to deliver value to recipients and benefit stockholders by further aligning executives and other key employees with share price increases.

        Additional details of the 2011 equity awards made to our executives can be found in the table captioned "—Grants of Plan-Based Awards in 2011" in this proxy statement.

        Executive Stock Ownership Guidelines.    In January 2012, the Committee established stock ownership guidelines for the NEOs to encourage them to have a long-term equity stake in the Company and to further align their interests with the interests of other stockholders. These guidelines provide that each NEO must acquire and hold a multiple of his or her annual base salary in Company stock (defined as including outstanding shares, however acquired, and outstanding unsettled RSUs and unsettled restricted shares, whether or not vested). Newly appointed executive officers will have five years to come into compliance with the ownership requirements:

Position	Ownership Requirement (multiple of base salary)
Chief Executive Officer	4x
President and Chief Operating Officer	3x
Senior Vice Presidents	2x

        The Committee reviewed current ownership levels as of December 31, 2011 and determined that, had these guidelines been in effect at that date, each of the continuing named executive officers would have met the applicable ownership guideline. The Committee will review each named executive officer's compliance with the guidelines at the end of each year and will take into account compliance with the guidelines (and any factors relevant to the failure of an NEO to comply with the guidelines) when determining future equity awards.

        Deferred Compensation Plan.    The Deferred Compensation Plan was offered to higher-level employees in order to allow them to defer receipt and taxation (typically to termination of employment) on more compensation than is permitted under our broad-based tax-qualified 401(k) Plan. On April 29, 2011, the Board of Directors resolved to terminate and pay out balances in the Deferred Compensation Plan to participants because the costs of the plan exceeded the perceived recruiting and retention benefits and the distribution of account balances in 2011 and 2012 would permit participating employees to recognize taxable income prior to an expected increase in federal income tax rates.

        Until December 31, 2011, the nonqualified Deferred Compensation Plan allowed highly compensated employees, including named executive officers, to voluntarily defer receipt of up to 90% of their base salary and up to 100% of their annual cash bonus until the date or dates selected by the participant at the time of annual enrollment. The Company made matching contributions equal to 100% of the first 5% of salary and 100% of the first 5% of bonus deferred by the participant. Company matching contributions vested at the rate of 20% per year. Participants' existing deferral elections and Company matching contributions remained in effect through the end of 2011.

        Vested balances in the Deferred Compensation Plan that were accrued prior to 2005 were distributed to participants in May 2011. In order comply with Section 409A of the Code, vested balances accrued after 2004 will be distributed in May 2012.

        In January 2012, the Committee made a one-time transitional award of RSUs to each of the NEOs in lieu of the foregone Company matching amount projected for the next five years. Those RSUs vest in three equal installments, one shortly after the grant date, and one installment on or shortly after each of the first and second anniversaries of the grant.

        The amounts deferred under the Deferred Compensation Plan were credited with earnings or debited with losses equal to the returns on measurement funds selected from time to time by the participant from among a group of variable universal life insurance separate accounts. The Company used a "rabbi" trust to provide increased security and avoid buildup of a significant unfunded liability. As noted above, in May 2012, the Company will pay the participants in the Deferred Compensation Plan, including the named executive officers, the value of their remaining respective account balances as of April 29, 2012.

        Insurance and Other Employee Benefits.    In addition to the broad-based health and welfare benefits generally available to all full-time Company employees, the named executive officers and other eligible management-level employees are not required to pay premiums for medical, dental and vision coverage and certain other benefits, and they receive supplemental executive health benefits at no cost to them, which cover all co-payments, deductibles and other out-of-pocket costs up to certain limits. We have found that these benefits have been valuable in our efforts to recruit and retain qualified management personnel.

        Perquisites.    We provide few perquisites and other personal benefits with limited value to our named executive officers. In 2011, no continuing named executive officer individually received perquisites or other personal benefits with an aggregate value, based on the Company's incremental cost, of $10,000 or more. These perquisites primarily consist of complimentary meals, lodging and entertainment at our properties, occasional use of the Company's season seats for sporting events when not provided to our guests and the use of condominium units in Sun Valley, Idaho that were leased by the Company though the end of 2011 (which leases have now terminated). These benefits are broadly available to management-level employees and not considered by the Committee as a factor in establishing the specific compensation levels for any named executive officer.

        Peer Group.    The compensation peer group allows us to monitor the compensation practices of our primary competitors for executive talent. However, we do not rely on this information to target any specific pay percentile for our named executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions on executive pay packages.

        To help us evaluate our overall 2011 compensation, our compensation advisor identified potential 2011 peer group companies using the following criteria: (1) industry (gaming and hospitality, resorts & leisure); and (2) size (revenue, enterprise value and market capitalization).

Ameristar Casinos, Inc. 2011 Executive Compensation Peer Group
Gaming	Hospitality, Resorts & Leisure
Bally Technologies	Cedar Fair
Boyd Gaming	Gaylord Entertainment
International Game Technology	Hyatt Hotels
Isle of Capri Casinos	Life Time Fitness
Leucadia National	Six Flags Entertainment
Penn National Gaming	Vail Resorts
Pinnacle Entertainment
Scientific Games
WMS Industries

        The 15 companies in the peer group generally had 2011 revenues, enterprise value and market capitalization in a relevant range around those of the Company as set forth below ($ in millions):

Company	Revenue	Enterprise Value	Market Capitalization
Penn National Gaming	$2,742	$4,783	$2,978
Boyd Gaming	2,336	4,078	644
Pinnacle Entertainment	1,141	1,777	631
Isle of Capri Casinos	1,008	1,275	182

Company	Revenue	Enterprise Value	Market Capitalization
Hyatt Hotels Corporation	3,698	6,908	6,217
International Game Technology	1,949	6,291	5,119
Leucadia National	1,488	7,717	5,562
Vail Resorts	1,020	1,921	1,525
Cedar Fair	1,028	2,711	1,190
Six Flags Entertainment	1,013	2,995	2,269
Life Time Fitness	1,014	2,569	1,890
Gaylord Entertainment	952	2,189	1,159
Scientific Games	879	2,180	894
Bally Technologies	810	2,149	1,706
WMS Industries	714	1,099	1,144

Median	1,020	2,569	1,525
Ameristar Casinos	1,215	2,408	564

        Termination and Change in Control Payments.    Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. The Committee adopted the CIC Plan in 2007, which was amended and restated in October 2011 to make certain technical and administrative changes that have no practical effect on participants' benefits. The purpose of the CIC Plan is to preserve executive productivity and encourage retention during critical periods by providing reasonable compensation and continuity of benefits to certain senior-level employees of the Company and its subsidiaries upon certain change in control events (a "Change in Control") involving the Company.

        The CIC Plan and a similar plan adopted by the Committee in 2007 for director-level employees cover each of the Company's current named executive officers and all other current and future employees of the Company and its subsidiaries in the position of director or higher, with the exception of Mr. Steinbauer and two non-NEO employees who elected to retain the benefits in their existing employment agreements in lieu of participating in the CIC Plan. All compensation and benefits provided to participants under the CIC Plan are in lieu of, and not in addition to, any severance or other termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment within a specified period following a Change in Control that are provided for in any employment agreement between the Company or one of its subsidiaries and a participant. Under the CIC Plan, upon the occurrence of a Change in Control, except as otherwise expressly provided in the applicable plan document or award agreement, all outstanding and unvested stock options and restricted stock awards held by each participant will become vested and non-forfeitable, without regard to whether the participant's employment is terminated. The Committee determined that single trigger acceleration of equity awards is the predominant practice among the Company's peer group and companies in general. Also, single-trigger vesting of equity awards may avoid complications in the event of a Change in Control that results in the Company's Common Stock no longer being publicly traded and may also help to retain key personnel prior to the transaction.

        The CIC Plan provides for additional compensation on a double-trigger basis in the event that a participant's employment is terminated within a one-year period following a Change in Control by a participant for a defined Good Reason, or by the Company for any reason other than Cause or the participant's death or Disability (each as defined). For a description of the amounts payable to our named executive officers in connection with a Change in Control pursuant to the CIC Plan and Mr. Steinbauer's employment agreement, see "Payments Upon Termination of Employment or Change in Control" in this proxy statement.

        For 18 months, in the case of participants employed at the Senior Vice President level or higher, following a participant's last day of employment, the participant and his or her eligible dependents will be entitled to cash payments sufficient to continue to participate at the Company's expense in the Company's primary and supplemental executive health benefit plans as in effect immediately prior to the Change in Control, pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). While not a participant in the CIC Plan, Mr. Steinbauer's employment agreement includes a similar benefit during COBRA eligibility, with an additional right to receive the estimated excess cost (over COBRA premiums) of individual health insurance substantially equivalent to the Company's primary and supplemental executive health benefits for an additional 18 months following the expiration of his COBRA eligibility.

        In general, if an executive officer who is a participant in the CIC Plan becomes subject to the excise tax on "excess parachute payments" under Section 4999 of the Code, the Company will reimburse the participant for an amount equal to the amount of any such taxes imposed or to be imposed on the participant, and will "gross up" the tax reimbursement by paying the participant an additional amount equal to the total amount of any additional taxes (including income taxes, excise taxes, special taxes and employment taxes) that are payable by the participant as a result of the tax reimbursement, such that after payment of such additional taxes the participant will have received on a net after-tax basis an amount equal to the tax reimbursement. The Committee believed that such gross-up was reasonable based on competitive practices in order to ensure that the participants receive the intended net benefits under the CIC Plan and concluded that the projected gross-up costs would not be material to the Company. Due to uncertainties about the application of Section 4999 of the Code, the October 2011 restatement of the CIC Plan revised the method of determining the tax due to permit corrections of underpayments or overpayments.

        Code Section 162(m).    The Committee considers how it can optimize our tax deductibility of executive compensation under Section 162(m) of the Code by delivering compensation that is performance-based to the greatest extent possible while also delivering non-performance-based elements at competitive levels. Section 162(m) prevents us from taking a federal income tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the CEO or to the three other most highly compensated named executive officers as of the end of the year (other than the chief financial officer).

        We generally intend for annual incentive and long-term performance awards to be tax-deductible to the Company, but we have the flexibility to pay non-deductible compensation when necessary to achieve our executive compensation objectives. We intend to claim deductions under Section 162(m), at such times as the deductions are otherwise allowed under the Code, for Bonus Plan payments made with respect to 2011 performance and for stock options (both time-vested and performance-based) granted in fiscal 2011. The following elements of 2011 compensation were not intended to qualify as tax-deductible under Section 162(m): base salary; the grant of RSUs; the distribution of accrued deferred compensation from the Deferred Compensation Plan; and a small amount of certain other compensation. Because there are uncertainties as to the application of regulations under Section 162(m), it is possible that our deductions may be challenged or disallowed by the Internal Revenue Service and we cannot guarantee that payments intended to be exempt from Section 162(m) will actually be so exempt.

        In 2011, Section 162(m) eliminated the deductibility of $1,220,156, $452,713 and $407,768 of the compensation paid to Messrs. Kanofsky, Hodges and Walsh, respectively, mostly due to the settlement of previously granted RSUs and the May 2011 distribution of accrued deferred compensation.

Compensation Risk Assessment

        As part of its oversight, the Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods and financial and non-financial performance, and allows for the Committee's exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider trading prohibitions and independent Committee oversight. Based upon this review, both for our named executive officers and all other employees, the Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in this proxy statement.

    By the Compensation Committee
    Leslie Nathanson Juris, Chair
    Carl Brooks
    Luther P. Cochrane
    J. William Richardson

Summary Compensation

        The following table shows compensation information for 2009 through 2011 for each of our named executive officers.

Summary Compensation Table

Name and Principal Position		Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gordon R. Kanofsky	2011	$869,615	$1,326,284	$2,414,065	$1,062,500	$136,503	$5,808,966
Chief Executive Officer	2010	$947,478	$1,965,921	$351,177	$807,500	$122,403	$4,194,478
	2009	$750,000	$1,579,907	$493,783	$900,000	$112,780	$3,836,470
Thomas M. Steinbauer	2011	$536,539	$677,279	$1,234,670	$492,188	$80,533	$3,021,210
Senior Vice President and	2010	$556,250	$471,255	$154,926	$356,250	$71,527	$1,610,209
Chief Financial Officer	2009	$425,000	$660,265	$206,375	$382,500	$67,275	$1,741,415
Larry A. Hodges	2011	$716,154	$991,178	$1,529,339	$875,000	$108,655	$4,220,326
President and Chief Operating Officer	2010	$697,115	$769,754	$253,080	$665,000	$96,893	$2,481,842
	2009	$550,000	$1,033,969	$323,155	$660,000	$37,948	$2,605,072
Peter C. Walsh	2011	$537,115	$645,691	$1,197,876	$492,188	$87,982	$2,960,852
Senior Vice President, General Counsel	2010	$562,380	$494,842	$162,678	$374,063	$83,360	$1,677,322
and Chief Administrative Officer	2009	$500,000	$819,094	$256,016	$450,000	$76,953	$2,102,063
Ray H. Neilsen(6)	2011	$301,259	$1,479,816	$267,265	$0	$64,222	$2,112,562
Former Chairman of the Board	2010	$746,926	$816,926	$268,584	$617,500	$156,806	$2,606,743
	2009	$575,000	$1,103,980	$345,009	$690,000	$149,768	$2,863,757

(1)
Salary consists of base salary, including amounts paid as paid time off (PTO) used by the named executive officer and cash paid to the named executive officer in lieu of accrued unused PTO.

(2)
Represents the aggregate grant date fair value of awards of RSUs to each of the named executive officers in the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"). See Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 28, 2012 (the "2011 Form 10-K"), regarding assumptions underlying the valuation of RSUs awards.

(3)
Represents the aggregate grant date fair value of awards of stock options and the incremental fair value of modified awards of stock options to each of the named executive officers in the applicable year, calculated in accordance with ASC Topic 718. See Note 11 to the Consolidated Financial Statements in the 2011 Form 10-K regarding assumptions underlying the valuation of option awards.

(4)
Represents payment for performance in the applicable year made in January of the following year under the Bonus Plan.

(5)
The table below shows the components of the "All Other Compensation" column for 2011, which include: the Company match on each individual's 401(k) Plan contributions and on each individual's Deferred Compensation Plan deferrals (including on deferrals of the individuals' 2011 annual bonus that was paid in January 2012); the cost of excess term life insurance provided without charge to Mr. Kanofsky; cash paid as dividend equivalents on Mr. Kanofsky's vested but unsettled RSUs; and the cost of providing health benefits for each individual and his covered dependents. The named executive officers received certain perquisites and other personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by us.

Name	Year	401(k) Match	Deferred Compensation Plan Match	Term Life Insurance	Perquisites(a)		Health Benefits(b)	Total All Other Compensation
Gordon R. Kanofsky	2011	$4,900	$96,606	$827			$34,170	$136,503
Thomas M. Steinbauer	2011	$4,900	$51,436	$0			$24,197	$80,533
Larry A. Hodges	2011	$4,900	$79,558	$0			$24,197	$108,655
Peter C. Walsh	2011	$4,900	$51,465	$0			$31,617	$87,982
Ray H. Neilsen	2011	$4,750	$11,875	$0	$23,400	(c)	$24,197	$64,222
(a)
No named executive officer other than Mr. Neilsen individually received perquisites or other personal benefits with an aggregate value, based on the Company's incremental cost, of $10,000 or more.

(b)
Represents the Company's cost of providing self-funded primary and supplemental executive health benefits without cost to the named executive officer and his dependents, calculated in accordance with the Company's COBRA rates for 2011.

(c)
Includes reimbursement of monthly mortgage payments for Mr. Neilsen's home in Las Vegas, Nevada, in the aggregate amount of $18,400.
(6)
Mr. Neilsen's employment with the Company terminated on May 5, 2011.

Grant of Plan-Based Awards

        The following table shows all plan-based awards granted to the named executive officers during 2011. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at December 31, 2011 table. The compensation plans under which the grants in this table were made are described generally in "Compensation Discussion and Analysis" and include the Bonus Plan, a non-equity incentive plan, and the 2009 Stock Incentive Plan (the "Stock Incentive Plan"), which provides for stock option, restricted stock, RSU and performance share unit grants.

Grants of Plan-Based Awards in 2011

					Estimated Future Payouts under Equity Incentive Plan Awards		All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts under Non-Equity Plan Awards(1)							Exercise or Base Price of Option Awards ($/share) (4)		Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Gordon R. Kanofsky	—	$85,000	$850,000	$1,275,000	—		—	—	$—		$—	$—
	Jul 29, 2011	$—	$—	$—	—		60,040	—	$—		$22.20	$1,326,284
	Jul 29, 2011	$—	$—	$—	—		—	58,870	$22.09		$22.20	$444,469
	Oct 28, 2011	$—	$—	$—	—		—	73,744	$21.30		$18.92	$214,141	(6)
	Oct 28, 2011	$—	$—	$—	—		—	67,866	$22.87		$18.92	$161,406	(6)
	Oct 28, 2011	$—	$—	$—	—		—	74,650	$31.68		$18.92	$253,878	(6)
	Nov 21, 2011	$—	$—	$—	115,513	(7)	—	—	$17.62	(8)	$17.55	$540,601
	Nov 21, 2011	$—	$—	$—	88,511	(9)	—	—	$17.62	(8)	$17.55	$401,840
	Nov 21, 2011	$—	$—	$—	90,806	(10)	—	—	$17.62	(8)	$17.55	$397,730
Thomas M. Steinbauer	—	$39,375	$393,750	$590,625	—		—	—	$—		$—	$—
	Jul 29, 2011	$—	$—	$—	—		30,660	—	$—		$22.20	$677,279
	Jul 29, 2011	$—	$—	$—	—		—	30,060	$22.09		$22.20	$226,953
	Oct 28, 2011	$—	$—	$—	—		—	34,848	$21.30		$18.92	$101,193	(6)
	Oct 28, 2011	$—	$—	$—	—		—	31,733	$22.87		$18.92	$75,741	(6)
	Oct 28, 2011	$—	$—	$—	—		—	35,834	$31.68		$18.92	$121,866	(6)
	Oct 28, 2011	$—	$—	$—	—		—	10,910	$28.11		$18.92	$4,302	(11)
	Oct 28, 2011	$—	$—	$—	—		—	5,088	$12.57		$18.92	$4,924	(11)
	Oct 28, 2011	$—	$—	$—	—		—	13,740	$18.62		$18.92	$39,031	(11)
	Oct 28, 2011	$—	$—	$—	—		—	20,385	$15.62		$18.92	$53,387	(11)
	Nov 21, 2011	$—	$—	$—	52,366	(7)	—	—	$17.62	(8)	$17.55	$245,073
	Nov 21, 2011	$—	$—	$—	40,125	(9)	—	—	$17.62	(8)	$17.55	$182,168
	Nov 21, 2011	$—	$—	$—	41,165	(10)	—	—	$17.62	(8)	$17.55	$180,303
Larry A. Hodges	—	$70,000	$700,000	$1,050,000	—		—	—	$—		$—	$—
	Jul 29, 2011	$—	$—	$—	—		44,870	—	$—		$22.20	$991,178
	Jul 29, 2011	$—	$—	$—	—		—	43,990	22.09		$22.20	$332,125
	Oct 28, 2011	$—	$—	$—	—		—	13,200	$27.41		$18.92	$35,847	(6)
	Oct 28, 2011	$—	$—	$—	—		—	13,200	$20.94		$18.92	$23,262	(6)
	Oct 28, 2011	$—	$—	$—	—		—	13,200	$31.37		$18.92	$32,119	(6)
	Oct 28, 2011	$—	$—	$—	—		—	10,444	$12.57		$18.92	$17,453	(11)
	Oct 28, 2011	$—	$—	$—	—		—	21,515	$18.62		$18.92	$68,982	(11)
	Oct 28, 2011	$—	$—	$—	—		—	33,300	$15.62		$18.92	$61,886	(11)
	Nov 21, 2011	$—	$—	$—	82,544	(7)	—	—	$17.62	(8)	$17.55	$386,306
	Nov 21, 2011	$—	$—	$—	63,249	(9)	—	—	$17.62	(8)	$17.55	$287,150
	Nov 21, 2011	$—	$—	$—	64,888	(10)	—	—	$17.62	(8)	$17.55	$284,209
Peter C. Walsh	—	$39,375	$393,750	$590,625	—		—	—	$—		$—	$—
	Jul 29, 2011	$—	$—	$—	—		29,230	—	$—		$22.20	$645,691
	Jul 29, 2011	$—	$—	$—	—		—	28,670	$22.09		$22.20	$216,459
	Oct 28, 2011	$—	$—	$—	—		—	42,944	$21.30		$18.92	$124,702	(6)
	Oct 28, 2011	$—	$—	$—	—		—	40,718	$22.87		$18.92	$96,839	(6)
	Oct 28, 2011	$—	$—	$—	—		—	44,792	$31.68		$18.92	$152,333	(6)
	Nov 21, 2011	$—	$—	$—	52,366	(7)	—	—	$17.62	(8)	$17.55	$245,073
	Nov 21, 2011	$—	$—	$—	40,125	(9)	—	—	$17.62	(8)	$17.55	$182,168
	Nov 21, 2011	$—	$—	$—	41,165	(10)	—	—	$17.62	(8)	$17.55	$180,303
Ray H. Neilsen	—	$65,000	$650,000	$975,000	—		—	—	$—		$—	$—
	May 5, 2011	$—	$—	$—	—		25,915	—	$—		$—	$110,331	(12)
	May 5, 2011	$—	$—	$—	—		44,468	—	$—		$—	$479,202	(12)
	May 5, 2011	$—	$—	$—	—		52,300	—	$—		$—	$967,787	(12)
	May 5, 2011	$—	$—	$—	—		—	51,830	$12.57		$21.41	$151,311	(12)
	May 5, 2011	$—	$—	$—	—		—	47,120	$15.62		$21.41	$211,406	(12)

(1)
These columns show the range of payouts targeted for 2011 performance under the Bonus Plan as described in the section entitled "Elements of Executive Compensation—Annual Incentives" of "Compensation Discussion and Analysis." The January 2012 bonus payments for 2011 performance were made on the basis of the metrics described in that section, at 125% of target bonus, and are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
This column shows RSUs granted under the Stock Incentive Plan, which are described in the section entitled "Elements of Executive Compensation—Long-Term Incentives" of "Compensation Discussion and Analysis" and in the Outstanding Equity Awards at December 31, 2011 table. The RSUs granted to the named executive officers were part of our annual equity award program.

(3)
This column shows stock options granted under the Stock Incentive Plan and outstanding option awards that were modified in 2011, which are described in the section entitled "Elements of Executive Compensation—Long-Term Incentives" of "Compensation Discussion and Analysis" and in the Outstanding Equity Awards at December 31, 2011 table. The options granted to the named executive officers were part of our annual equity award program.

(4)
For purposes of the Stock Incentive Plan, the "fair market value per share" of our Common Stock on the date of grant is defined as the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on that date. We have consistently granted options on that basis rather than using the closing market price on the date of grant.

(5)
Unless otherwise indicated, the amounts shown in this column represent the fair value of the RSU and option awards as of the grant date, determined pursuant to ASC Topic 718. Regardless of the value placed on an RSU or a stock option on the grant date, the actual value realized by the named executive officer from the RSU or the option will depend on the market price of our Common Stock at such date in the future when the RSU is settled or the option is exercised.

(6)
These amounts represent the incremental fair value, determined pursuant to ASC Topic 718, of option awards modified on the date shown to extend the expiration date of the option from seven to 10 years from the original grant date.

(7)
Vesting is contingent on service through December 31, 2015, or a qualifying termination of service on or after January 1, 2015, in which case vesting may be proportionate to the period of service (the "Service Requirement"). Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $41.00 by December 31, 2018 or (b) if the total shareholder return (assuming reinvestment of dividends) on the Company's Common Stock is positive and exceeds that of each of four specified publicly traded peer companies over the period from the date of grant through December 31, 2018 (the satisfaction of the "Return Criterion").

(8)
In the event that, at the time of exercise, the fair market value per share of the Common Stock exceeds the exercise price of the option by more than $55.00, the number of shares delivered upon exercise of the option will be reduced to effectively limit the maximum gain to the option holder to $55.00 per share on the number of shares for which the option was originally granted.

(9)
Vesting is contingent on the Service Requirement. Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $46.00 by December 31, 2018 or (b) upon satisfaction of the Return Criterion.

(10)
Vesting is contingent on the Service Requirement. Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $51.00 by December 31, 2018 or (b) upon satisfaction of the Return Criterion.

(11)
These amounts represent the incremental fair value, determined pursuant to ASC Topic 718, of option awards modified on the date shown to provide that participants who meet specified retirement criteria at termination of employment will continue to vest in stock options that were granted at least one year prior to the date of termination.

(12)
These amounts represent the incremental fair value, determined pursuant to ASC Topic 718, attributable to the modification, on the date shown, of option and RSU awards to vest immediately and, in the case of options, to be exercisable for one year from the date of the modification.

Outstanding Equity Awards

        The following table shows all outstanding stock options and unvested RSUs held by the named executive officers at the end of 2011.

Outstanding Equity Awards at December 31, 2011

		Option Awards
									Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gordon R. Kanofsky(2)	12/20/2002	47,660	0	—	$6.97		12/20/2012	(3)	—	$—
	12/11/2003	48,340	0	—	$11.53		12/11/2013	(3)	—	$—
	12/16/2004	73,744	0	—	$21.30		12/16/2014	(3)(4)	—	$—
	12/15/2005	9,254	0	—	$22.87		12/15/2012	(3)	—	$—
	12/15/2005	67,866	0	—	$22.87		12/15/2015	(3)(4)	—	$—
	12/14/2006	10,180	0	—	$31.68		12/14/2013	(3)	—	$—
	12/14/2006	74,650	0	—	$31.68		12/14/2016	(3)(4)	—	$—
	12/15/2007	21,710	0	—	$28.11		12/15/2017	(5)	—	$—
	7/25/2008	50,700	16,900	—	$12.57		7/25/2018	(5)	16,900	$292,201
	7/31/2009	32,875	32,875	—	$18.62		7/31/2019	(5)	42,425	$733,528
	7/30/2010	15,402	46,208	—	$15.62		7/30/2020	(5)	51,293	$886,856
	7/29/2011	0	58,870	—	$22.09		7/29/2021	(5)	60,040	$1,038,092
	11/21/2011	—	—	115,513	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	88,511	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	90,806	$17.62	(6)	11/21/2021	(9)	—	$—
Thomas M. Steinbauer	12/11/2003	22,840	0	—	$11.53		12/11/2013	(3)	—	$—
	12/16/2004	34,848	0	—	$21.30		12/16/2014	(3)(4)	—	$—
	12/15/2005	4,327	0	—	$22.87		12/15/2012	(3)	—	$—
	12/15/2005	31,733	0	—	$22.87		12/15/2015	(3)(4)	—	$—
	12/14/2006	4,886	0	—	$31.68		12/14/2013	(3)	—	$—
	12/14/2006	35,834	0	—	$31.68		12/14/2016	(3)(4)	—	$—
	12/15/2007	10,910	0	—	$28.11		12/15/2017	(5)	—	$—
	7/25/2008	15,262	5,088	—	$12.57		7/25/2018	(5)	5,088	$87,972
	7/31/2009	13,740	13,740	—	$18.62		7/31/2019	(5)	17,730	$306,552
	7/30/2010	6,795	20,385	—	$15.62		7/30/2020	(5)	22,628	$391,238
	7/29/2011	0	30,060	—	$22.09		7/29/2021	(5)	30,660	$530,111
	11/21/2011	—	—	52,366	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	40,125	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	41,165	$17.62	(6)	11/21/2021	(9)	—	$—
Larry A. Hodges(2)	6/7/2002	15,000	0	—	$13.22		6/7/2012	(10)	—	$—
	7/18/2003	15,000	0	—	$10.23		7/18/2013	(10)	—	$—
	7/16/2004	15,000	0	—	$15.77		7/16/2014	(10)	—	$—
	6/17/2005	1,800	0	—	$27.41		6/17/2012	(10)	—	$—
	6/17/2005	13,200	0	—	$27.41		6/17/2015	(10)(4)	—	$—
	6/9/2006	1,800	0	—	$20.94		6/9/2013	(10)	—	$—
	6/9/2006	13,200	0	—	$20.94		6/9/2016	(10)(4)	—	$—
	6/8/2007	1,800	0	—	$31.37		6/8/2014	(10)	—	$—
	6/8/2007	13,200	0	—	$31.37		6/8/2017	(10)	—	$—
	7/25/2008	31,331	10,444	—	$12.57		7/25/2018	(5)	10,444	$180,577
	7/31/2009	21,515	21,515	—	$18.62		7/31/2019	(5)	27,765	$480,057
	7/30/2010	11,100	33,300	—	$15.62		7/30/2020	(5)	36,960	$639,038
	7/29/2011	0	43,990	—	$22.09		7/29/2021	(5)	44,870	$775,802
	11/21/2011	—	—	82,544	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	63,249	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	64,888	$17.62	(6)	11/21/2021	(9)	—	$—

		Option Awards
									Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Peter C. Walsh(2)	3/8/2002	92,782	0	—	$13.18		3/8/2012	(11)	—	$—
	12/16/2004	42,944	0	—	$21.30		12/16/2014	(3)(4)	—	$—
	12/15/2005	5,552	0	—	$22.87		12/15/2012	(3)	—	$—
	12/15/2005	40,718	0	—	$22.87		12/15/2015	(3)(4)	—	$—
	12/14/2006	6,108	0	—	$31.68		12/14/2013	(3)	—	$—
	12/14/2006	44,792	6,108	—	$31.68		12/14/2016	(3)(4)	—	$—
	12/15/2007	12,840	0	—	$28.11		12/15/2017	(5)	—	$—
	7/25/2008	25,350	8,450	—	$12.57		7/25/2018	(5)	8,450	$146,101
	7/31/2009	17,045	17,045	—	$18.62		7/31/2019	(5)	21,995	$380,294
	7/30/2010	7,135	21,405	—	$15.62		7/30/2020	(5)	23,760	$410,810
	7/29/2011	0	28,670	—	$22.09		7/29/2021	(5)	29,230	$505,387
	11/21/2011	—	—	52,366	$17.62	(6)	11/21/2021	(7)	—	$—
	11/21/2011	—	—	40,125	$17.62	(6)	11/21/2021	(8)	—	$—
	11/21/2011	—	—	41,165	$17.62	(6)	11/21/2021	(9)	—	$—
Ray H. Neilsen	12/16/2004	32,000	0	—	$21.30		5/5/2012	(12)	—	$—
	12/15/2005	29,570	0	—	$22.87		5/5/2012	(12)	—	$—
	12/14/2006	31,020	0	—	$31.68		5/5/2012	(12)	—	$—
	12/15/2007	9,570	0	—	$28.11		5/5/2012	(12)	—	$—
	7/31/2009	45,940	0	—	$18.62		5/5/2012	(12)	—	$—
	7/30/2010	4,367	0	—	$15.62		5/5/2012	(12)	—	$—

(1)
These columns show RSUs granted under the Stock Incentive Plan to each of the named executive officers as part of our annual equity award program. The RSUs granted in July 2008 vest 25% on each of July 24, 2009, 2010, 2011 and 2012. The RSUs granted in July 2009 vest 25% on each of July 30, 2010, 2011, 2012 and 2013. The RSUs granted in July 2010 vest 25% on each of July 29, 2011, 2012, 2013 and 2014. The RSUs granted in July 2011 vest 25% on each of July 28, 2012, 2013, 2014 and 2015. Dividends or dividend equivalents are not payable with respect to these RSUs. The market value of the shares shown in the table is calculated based on the closing sale price of the Common Stock on December 30, 2011 ($17.29).

(2)
The options granted to Messrs. Kanofsky, Hodges and Walsh were transferred by them without consideration to their respective revocable family trusts for estate planning purposes.

(3)
These options vest on our then-standard five-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 20% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 20% vest on the same day in each of the next four years.

(4)
On October 28, 2011, the expiration date of these options was extended from seven years to 10 years from the grant date.

(5)
These options vest on our current standard four-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 25% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 25% vest on the same day in each of the next three years.

(6)
In the event that, at the time of exercise, the fair market value per share of the Common Stock exceeds the exercise price of the option by more than $55.00, the number of shares delivered upon exercise of the option will be reduced to effectively limit the maximum gain to the option holder to $55.00 per share on the number of shares for which the option was originally granted.

(7)
Vesting is contingent on service through December 31, 2015, or a qualifying termination of service on or after January 1, 2015, in which case vesting may be proportionate to the period of service (the "Service Requirement"). Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $41.00 by December 31, 2018 or (b) if the total shareholder return (assuming reinvestment of dividends) on the Common Stock is positive and exceeds that of each of four specified publicly traded peer companies over the period from the date of grant through December 31, 2018 (the satisfaction of the "Return Criterion").

(8)
Vesting is contingent on the Service Requirement. Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $46.00 by December 31, 2018 or (b) upon satisfaction of the Return Criterion.

(9)
Vesting is contingent on the Service Requirement. Subject to satisfaction of the Service Requirement, the option becomes exercisable, if at all, (a) if the average of the closing prices of the Common Stock on the Nasdaq Global Select Market over 30 consecutive trading days equals or exceeds $51.00 by December 31, 2018 or (b) upon satisfaction of the Return Criterion.

(10)
These options, pursuant to our then-standard schedule for grants to non-employee Directors, vested in full on the first anniversary of the date of grant.

(11)
20% of the options in the original grant vested on each of April 2, 2003, 2004, 2005, 2006 and 2007.

(12)
On May 5, 2011, in connection with the termination of his employment, the vesting of all outstanding options held by Mr. Neilsen was accelerated, and the termination date of the options was changed to May 5, 2012.

Option Exercises and Stock Vested

        The following table shows all stock options exercised by and vesting of RSUs held by the named executive officers in 2011 and the value realized upon exercise or vesting.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gordon R. Kanofsky	—	$—	57,670	$1,287,968
Thomas M. Steinbauer	5,340	$60,836	22,730	$504,489
Larry A. Hodges	15,000	$169,350	36,647	$821,188
Peter C. Walsh	135,218	$744,243	28,823	$642,613
Ray H. Neilsen	94,583	$932,699	123,767	$2,649,851

(1)
Amounts reflect the excess of the closing sale price of the Common Stock on the date of exercise over the exercise price of the options.

(2)
Amounts reflect the number of shares multiplied by the closing sale price of the Common Stock on the vesting date.

Nonqualified Deferred Compensation

        In 2011, we maintained a nonqualified Deferred Compensation Plan, which is described in the section entitled "Compensation Discussion and Analysis—Elements of Executive Compensation—Deferred Compensation Plan." On April 29, 2011, our Board of Directors resolved to terminate and liquidate the Deferred Compensation Plan. Deferred compensation account balances that were accrued and vested prior to 2005 were distributed in May 2011. Balances that were accrued and vested after 2004 will be distributed in May 2012.

        The following table shows certain information concerning the Deferred Compensation Plan for the named executive officers.

Nonqualified Deferred Compensation for 2011

	Executive Contributions in 2011 ($)(1)(2)	Registrant Contributions in 2011 ($)(2)(3)	Aggregate Earnings in 2011 ($)(4)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance at December 31, 2011 ($)(5)
Gordon R. Kanofsky	$96,606	$96,606	$688	$333,815	$1,391,673
Thomas M. Steinbauer	$51,436	$51,436	$37,430	$168,653	$691,744
Larry A Hodges	$79,558	$79,558	$1,856	$0	$213,026
Peter C. Walsh	$76,075	$51,465	$57,641	$751,537	$903,250
Ray H. Neilsen	$23,750	$11,875	$2,280	$532,376	$0

(1)
The amounts in this column are also included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table.

(2)
Amounts include deferrals by the named executive officers of their 2011 bonus that was paid in January 2012 and Company matching contributions on those deferrals, respectively.

(3)
The amounts in this column are also included in the "All Other Compensation" column of the Summary Compensation Table.

(4)
No named executive officer received preferential or above-market earnings on deferred compensation.

(5)
Amounts do not include deferrals by the named executive officers of their 2011 bonus that was paid in January 2012 or Company matching contributions on those deferrals. Such amounts are, however, included in the "Non-Equity Incentive Plan Compensation" and "All Other Compensation" columns, respectively, of the Summary Compensation Table.

Payments Upon Termination of Employment or Change in Control

        Pursuant to employment agreements in effect as of December 31, 2011 between the Company and each of Messrs. Kanofsky, Hodges, Steinbauer and Walsh and our Amended and Restated Change in Control Severance Plan (the "CIC Plan") in which Messrs. Kanofsky, Hodges and Walsh are participants, each of them would be entitled to receive certain payments and benefits upon termination of their employment under certain circumstances, including following a change in control of the Company ("CIC"), as described below. Except in the case of voluntary termination by Mr. Steinbauer as described below, none of the named executive officers would be entitled to any payments or benefits upon voluntary termination of employment by the executive officer without good reason (as defined in the employment agreements and the CIC Plan), retirement, termination as a result of death or disability (as defined in the employment agreements) or termination by the Company for cause (as defined in the employment agreements and the CIC Plan), other than (i) distribution of vested account balances in our Deferred Compensation Plan as described below, (ii) payments and benefits provided on a non-discriminatory basis to salaried employees generally, (iii) in the case of Mr. Kanofsky, settlement of a 2010 grant of 60,500 RSUs that will be settled in shares upon the first to occur of a CIC, the fifth anniversary of the grant date, the termination of Mr. Kanofsky's employment or Mr. Kanofsky's disability and (iv) vesting of all options and RSUs in the event of termination due to death or permanent disability, which would have a value to the named executive officer equal to that which he would realize upon the occurrence of a CIC, as described below.

        Mr. Kanofsky.    If we terminate Mr. Kanofsky's employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Kanofsky terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Kanofsky is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,700,000 as of December 31, 2011) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months (having an estimated cost to the Company of $51,255 as of December 31, 2011). Such payments and benefits would be contingent on Mr. Kanofsky's (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

        Assuming that a CIC occurred on December 31, 2011 at a transaction price of $17.29, the closing price of our Common Stock on December 30, 2011 (the "CIC Assumption"), as is the case with all employees who hold equity awards, Mr. Kanofsky's unvested RSUs and unvested stock options would vest immediately upon the CIC (having a value of $3,107,612). If Mr. Kanofsky's employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($3,400,000 as of December 31, 2011) and (ii) monthly cash payments equal to the cost of continuation of Company- paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Kanofsky would be entitled to be reimbursed ("grossed-up") for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. Based on the CIC Assumption, no excise tax would be payable by Mr. Kanofsky. Such severance payments and benefits would be contingent on Mr. Kanofsky's signing a release of all claims against the Company.

        Mr. Hodges.    If we terminate Mr. Hodges' employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Hodges terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Hodges is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,400,000 as of December 31, 2011) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months (having an estimated cost to the Company of $36,296 as of December 31, 2011). Such payments and benefits would be contingent on Mr. Hodges' (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

        Based on the CIC Assumption, Mr. Hodges' unvested stock options and RSUs would vest immediately upon the CIC (having a value of $2,180,381). If Mr. Hodges' employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($2,800,000 as of December 31, 2011) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Hodges would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $1,158,922, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and no state income tax.

Such severance payments and benefits would be contingent on Mr. Hodges' signing a release of all claims against the Company.

        Mr. Walsh.    If we terminate Mr. Walsh's employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Walsh terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Walsh is entitled to receive (i) severance equal to one times his annual base salary, payable in equal installments over 12 months (a total of $525,000 as of December 31, 2011) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months (having an estimated cost to the Company of $47,426 as of December 31, 2011). Such payments and benefits would be contingent on Mr. Walsh's (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months following termination of employment.

        Based on the CIC Assumption, Mr. Walsh's unvested stock options and RSUs would vest immediately upon the CIC (having a value of $1,574,159). If Mr. Walsh's employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to one and one-half times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($1,518,222 as of December 31, 2011) and (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Walsh would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. Based on the CIC Assumption, no excise tax would be payable by Mr. Walsh. Such severance payments and benefits would be contingent on Mr. Walsh's signing a release of all claims against the Company.

        Mr. Steinbauer.    If we terminate Mr. Steinbauer's employment without cause, or if Mr. Steinbauer terminates his employment for any reason, including retirement, voluntary resignation, death or disability, Mr. Steinbauer is entitled to receive (i) a lump-sum severance payment of $275,000, (ii) monthly cash payments equal to the cost of continuation of Company-paid primary and supplemental executive health benefits for Mr. Steinbauer and his eligible dependents during COBRA eligibility (having an estimated cost to the Company of $36,296 as of December 31, 2011) plus an additional right to receive the estimated excess cost (over COBRA premiums) of individual health insurance substantially equivalent to the Company's primary and supplemental executive health benefits for an additional 18 months following the expiration of his COBRA eligibility and (iii) an extension of the right to exercise all of his stock options that were vested as of the date of termination until the later of one year following termination or 90 days after the cessation of any qualifying relationship (including a relationship as a Director or consultant) with the Company. Such payments and benefits would be contingent on Mr. Steinbauer's signing a release of all claims against the Company. Mr. Steinbauer's employment agreement contains a covenant not to compete with the Company (but not a non-solicitation covenant) for a period of one year following termination of employment, although the foregoing payments and benefits are not expressly conditioned on Mr. Steinbauer's abiding by the non-competition covenant. Mr. Steinbauer would not be entitled to receive any additional payments or benefits in the event of a CIC, other than the immediate vesting of all of his unvested stock options and RSUs (having a value of $1,373,931 based on the CIC Assumption) and the payments and benefits provided on a non-discriminatory basis to salaried employees generally.

        Mr. Neilsen.    We agreed to pay Mr. Neilsen $1,400,000 and to provide continued primary and supplemental executive group health benefits for Mr. Neilsen and his eligible dependents for 18 months in connection with his departure in May 2011. In addition, all of Mr. Neilsen's outstanding unvested stock options were vested on the separation date and all of Mr. Neilsen's outstanding stock options (including those that vested on the separation date) will remain outstanding and exercisable for one year from the separation date. All unvested RSUs and performance share units held by Mr. Neilsen as of the separation date also were vested on the separation date and were settled within 30 days thereof.

        In the event a named executive officer's employment terminates for any reason, whether before or after a CIC, the officer's vested account balance in the Deferred Compensation Plan will be distributed to him in a lump sum or, in the case of retirement, over a period of years previously selected by the officer. As of December 31, 2011, these balances are: Mr. Kanofsky—$1,391,673; Mr. Hodges—$213,026; Mr. Walsh—$903,250; Mr. Steinbauer—$691,744. As noted above under "—Nonqualified Deferred Compensation," the Deferred Compensation Plan has been terminated and all remaining account balances will be distributed to participants in May 2012.

        Except as noted above with respect to the reimbursement of Section 4999 excise and related taxes to Messrs. Kanofsky, Hodges and Walsh in the event of a CIC, all payments and benefits described above are subject to applicable income, Medicare and other tax withholding.

Directors' Compensation

        Directors who are employees of the Company (currently, Messrs. Kanofsky, Hodges and Steinbauer) receive no additional compensation for serving on the Board. In 2011, we provided the following compensation to non-employee Directors.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Carl Brooks	$107,500	$28,313	$69,825	$4,000	(2)	$209,638
Luther P. Cochrane	$142,500	$28,313	$69,825	$0		$240,638
Leslie Nathanson Juris	$117,500	$28,313	$69,825	$0		$215,638
J. William Richardson	$122,500	$28,313	$69,825	$0		$220,638

(1)
Represents the grant date fair value of the grant of stock options and RSUs to Directors in 2011. All options and RSUs granted to Directors in 2011 vest in equal installments over a period of four years from the grant date. The grant date fair value of the stock options and RSUs is calculated in accordance with ASC Topic 718. Regardless of the value placed on a stock option or RSU on the grant date, the actual value realized by the Director from the option or RSU will depend on the market price of the Common Stock at such date in the future when the option is exercised or the RSU is settled. The following table shows the total number of outstanding stock options and RSUs held by each of the non-employee directors as of December 31, 2011.

Name	Total Options Outstanding at December 31, 2011	Total Stock Awards Outstanding at December 31, 2011
Carl Brooks	53,750	10,313
Luther P. Cochrane	53,750	10,313
Leslie Nathanson Juris	92,250	10,313
J. William Richardson	91,250	10,313
(2)
This amount represents fees paid to Mr. Brooks for service as Chairman of the Compliance Committee that oversees our Gaming Compliance Program. The Compliance Committee is not a Board committee.

        In 2011, each non-employee Director received an annual Director's fee of $50,000, paid in quarterly installments, plus $4,500 for each Board meeting attended in person. The non-executive Chairman of the Board was first elected in May 2011 and received a fee of $11,250 for each of the second through the fourth quarters of 2011 ($45,000 annualized). The Chairs of the Audit and Compensation Committees received an additional annual fee of $15,000 and $10,000, respectively, paid quarterly, for service in those capacities. The Chair of the Nominating Committee received a fee of $1,250 in 2011 ($2,500 annualized) for service in such capacity. In 2011, each non-employee Director also served on the Transaction Committee, a special committee of the Board whose purpose was, among other things, to explore and evaluate the advisability of pursuing potential strategic alternatives for the Company. The Transaction Committee was dissolved on April 19, 2011. For service on the Transaction Committee, each non-employee Director received a fee of $17,500 per quarter for the first and second quarters of 2011. Pursuant to our 2002 Non-Employee Directors' Stock Election Plan, each non-employee Director may elect to be paid all or a portion of his or her Director's and Board committee fees in shares of Common Stock in lieu of cash. None of our current Directors has elected to do so.

        Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an outside Director of the Company. Mr. Brooks currently serves as the Chairman of the Compliance Committee. For these additional services, Mr. Brooks receives compensation of $1,000 per meeting, whether attended in person or by telephone. Mr. Steinbauer is also a member of the Compliance Committee, but does not receive any additional compensation for these services.

        In 2011, the Company granted 3,750 RSUs and options to purchase 3,750 shares of Common Stock to each non-employee Director on July 29, 2011. These options become exercisable, and the RSUs vest, in equal installments over a period of four years from the grant date. We also reimburse each non-employee Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing.

Equity Compensation Plan Information

        The following table presents certain information regarding our equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,892,356	(1)	$20.55	(1)	4,777,362	(1)(2)
Equity compensation plans not approved by security holders	0		—		0

Total	5,892,356	(1)	$20.55	(1)	4,777,362	(1)(2)

(1)
The numbers shown in the table include outstanding stock options and RSUs. The weighted-average exercise price shown in column (b) does not take into account the RSUs.

(2)
Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors' Stock Election Plan.

 REPORT OF AUDIT COMMITTEE

        In conjunction with its activities during the 2011 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Professional Standards, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2011 Form 10-K.

By the Audit Committee
J. William Richardson, Chairman Carl Brooks Luther P. Cochrane

 TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Related Persons

        Our Board of Directors is committed to upholding the highest standards of legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid transactions with related persons.

        In 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company or one of its subsidiaries and "related parties" (defined as Directors, nominees for election as Directors, executive officers and stockholders owning more than 5% of our outstanding Common Stock, or members of their immediate families). The policy generally covers any related party transaction in which the aggregate amount involved will or is expected to exceed $100,000 in any calendar year in which a related party has a direct or material indirect interest.

        Under this policy, the Audit Committee must review the material facts of all related party transactions and either approve or disapprove of the Company's entry into the transaction. If advance Audit Committee approval is not feasible, the related party transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under similar circumstances and the extent of the related party's interest in the transaction. The Audit Committee has determined that certain types of related party transactions that are not considered to involve a significant risk of potential or actual conflicts of interest are deemed to be pre-approved or ratified by the Audit Committee under the policy. Additionally, the Board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $250,000.

        A Director will not participate in any discussion or approval of a related party transaction in which he or she is a related party, but will provide all material information concerning the transaction to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee's guidelines and that the transaction remains appropriate.

        Any executive officer, Director or nominee, or a greater-than-5% stockholder employed by the Company, who proposes to enter into a related party transaction must notify the Chairman of the Audit Committee prior to engaging in the transaction and provide all material information concerning the proposed transaction to the Chairman. Any executive officer or Director who becomes aware that the Company proposes to enter into a related party transaction with a greater-than-5% stockholder who is not employed by the Company must provide this notification to the Chairman.

        All related party transactions will be disclosed in our filings with the SEC to the extent required under SEC rules.

Certain Relationships and Related Party Transactions

        On February 27, 2011, the Company entered into a binding letter agreement with the Neilsen Estate, which was superseded by a definitive stock purchase agreement dated as of March 25, 2011, pursuant to which the Company agreed to purchase 26,150,000 shares of the Company's Common Stock owned by the Neilsen Estate at a price of $17.50 per share, for an aggregate purchase price of $457,625,000 (the "Repurchase Transaction"). The Repurchase Transaction was completed on April 19, 2011. The Board of Directors, acting without the participation of Messrs. Neilsen and Kanofsky, who are co-executors of the

Neilsen Estate, authorized and approved the Repurchase Transaction after thorough discussion and deliberation with the Company's financial and legal advisors and based upon the recommendation of the Transaction Committee, a special committee composed solely of the four independent and disinterested members of the Board.

        Each of the following transactions and relationships was reviewed and approved by the Audit Committee pursuant to the Board's related party transactions policy described above:

        The Neilsen Foundation is a private charitable foundation established by Craig H. Neilsen that is primarily dedicated to spinal cord injury research and treatment. Our former Director of Charitable Giving and Community Relations is a full-time employee of the Neilsen Foundation and continues to occupy Company office space without charge to the Neilsen Foundation and receive Company-provided administrative assistance under a revocable license from the Company. The Neilsen Foundation reimburses the Company at the rate of $30,000 per year for the Company's estimated cost of providing administrative assistance. Messrs. Ray H. Neilsen and Kanofsky are the co-trustees and are members of the board of directors of the Neilsen Foundation and devote a portion of their time to its affairs, and certain other Company employees provide services to the Neilsen Foundation on an incidental basis. As part of its charitable giving program, the Company is supportive of the goals and objectives of the Neilsen Foundation and considers the expenditure of time by Company employees on behalf of the Neilsen Foundation without compensation to the Company (except as described above) to be consistent with those goals and objectives. Accordingly, the Audit Committee has waived the Company's policy requiring the Neilsen Foundation to reimburse the Company for services provided by our employees to the Neilsen Foundation.

        Messrs. Neilsen and Kanofsky have been the co-executors of the Neilsen Estate since Craig Neilsen's death in 2006. During 2011, as in prior years, Messrs. Neilsen and Kanofsky provided, and Mr. Kanofsky may continue to provide, personal services in connection with the administration of the Neilsen Estate. The Audit Committee has reviewed the provision of these services to the Neilsen Estate as well as the time and effort devoted by Messrs. Neilsen and Kanofsky on behalf of the Company, and the Audit Committee has determined that it did not detracted from the performance of Messrs. Neilsen's and Kanofsky's respective duties to the Company and will not detract in any significant manner from the performance of Mr. Kanofsky's duties in the future. The provision of these services has not resulted and will not result in the Company's incurring any incremental payroll or other costs and does not create a conflict of interest. Accordingly, the Audit Committee has waived the Company's policy to the extent that it would otherwise require reimbursement to the Company with respect to services provided to the Neilsen Estate by Mr. Kanofsky in his capacity as co-executor of the Neilsen Estate, or would have required reimbursement with respect to such services by Mr. Neilsen prior to his resignation. The Audit Committee will review periodically, not less frequently than annually, the relevant facts and circumstances to determine whether it is appropriate and in the best interest of the Company to rescind this waiver or modify it in any respect. This waiver was reaffirmed by the Audit Committee in July 2011.

FORM 10-K

        We will furnish without charge to each stockholder, upon oral or a written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department, a copy of our 2011 Annual Report on Form 10-K (excluding the exhibits thereto), as filed with the SEC. We will provide a copy of the exhibits to our 2011 Form 10-K upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. The request should be addressed to us as specified above.

 FUTURE STOCKHOLDER PROPOSALS

        Any stockholder proposal intended to be presented at our 2013 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be submitted sufficiently far in advance so that it is received by us not later than December 31, 2012. In the event that any stockholder proposal or Director nomination is presented at the 2013 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by March 30, 2013.

OTHER MATTERS

        Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

        Our 2011 Annual Report to stockholders is being mailed under the same cover as this proxy statement to each person who was a stockholder of record on May 1, 2012, but is not to be considered a part of the proxy soliciting material. The Company will deliver only one proxy statement and accompanying 2011 Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and accompanying 2011 Annual Report to a stockholder at a shared address to which a single copy of such documents is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the proxy statement and/or 2011 Annual Report by contacting the Company at Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department or at (702) 567-7000. Similarly, stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying 2011 Annual Report may request delivery of a single copy of the proxy statement and/or 2011 annual report by contacting the Company at the address or telephone number set forth above.

PLEASE COMPLETE, SIGN AND RETURN THE
ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

LUTHER P. COCHRANE Chairman of the Board	GORDON R. KANOFSKY Chief Executive Officer

Las Vegas, Nevada
April 30, 2012

Appendix A

AMERISTAR CASINOS, INC.
PERFORMANCE-BASED ANNUAL BONUS PLAN

1.    Purpose

        The purpose of this Performance-Based Annual Bonus Plan (this "Plan") is to provide a more direct alignment between the annual bonus compensation paid to participating employees and the performance of Ameristar Casinos, Inc. (the "Company"). This Plan is intended to satisfy the requirements for performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and regulations thereunder ("Section 162(m)").

2.    Administration

        a.     The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Subject to the terms of the Plan, the Committee shall have full authority and discretion to:

          (1)   select the employees who will participate in the Plan;

          (2)   grant bonus opportunities ("Bonus Opportunities") to participants and establish performance goals ("Performance Goals") applicable to such Bonus Opportunities;

          (3)   compute the amount payable ("Award") to any participant in accordance with the Plan;

          (4)   adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable;

          (5)   interpret conclusively the provisions of the Plan and of any Performance Goals established under the Plan, and remedy any possible ambiguities, inconsistencies or omissions;

          (6)   decide conclusively all questions of fact arising under the Plan; and

          (7)   make all other determinations necessary or advisable for the administration of the Plan.

The Committee shall have authority to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company; provided, however, that no such delegation shall be permitted if such delegation or the exercise of delegated authority would result in the failure to satisfy the requirements of Section 162(m).

        b.     All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the affected participants. Determinations by the Committee under the Plan relating to the amount and terms and conditions of Awards need not be uniform, and may be made selectively among persons who are selected to participate in the Plan, whether or not such persons are similarly situated.

        c.     The Committee shall act by a majority of its members at a meeting (present in person or by conference telephone) or by unanimous written consent.

        d.     No member of the Board or the Committee, and no officer or employee of the Company or its subsidiaries acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any Award hereunder. The Company shall indemnify all members of the Board and the Committee and all such officers and employees acting on their behalf, to the extent permitted by law, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan.

3.    Eligibility and Participation

        Participation in this Plan for any year is limited to those members of management and other key employees of the Company or any of its subsidiaries or affiliates who are selected by the Committee to participate for that fiscal year. Selection to participate in one year does not guarantee participation in any subsequent year.

4.    Establishment of Bonus Opportunity

        a.     During the first ninety (90) days of the Company's fiscal year, the Committee shall select the Plan participants for such fiscal year and establish in writing the Performance Goals and Bonus Opportunity for each participant chosen to participate for such fiscal year. Notwithstanding the preceding sentence, in the case of an employee whose employment commences after the start of the fiscal year or who is promoted and becomes eligible to participate in the Plan after the start of the fiscal year, the Committee may select such employee as a Plan participant for the balance of such fiscal year, provided that the Performance Goals and Bonus Opportunity for such participant relate solely to the period from selection as a participant to the end of such fiscal year and are established within the first twenty-five percent (25%) of such period. Payment of an Award under the Plan shall be contingent upon achievement of the Performance Goal or Goals established by the Committee. The Performance Goals and Bonus Opportunities may differ for different participants, whether or not they are similarly situated.

        b.     A Performance Goal under this Plan shall consist of one or more of the business criteria set forth in paragraph 4(d) and a targeted level of performance with respect to each of such criteria, as specified by the Committee. Each Performance Goal shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee be "substantially uncertain" of attainment at the time they are established. The Committee may condition payment of an Award on achievement of any single Performance Goal, or any one of several Performance Goals, or may require that two or more of the Performance Goals must be achieved as a condition to payment of an Award. At the time of setting the Performance Goals, the Committee shall specify the formula to be used in calculating each of the criteria on which an Award is based and their relative weights.

        c.     The Bonus Opportunity shall be expressed as either a dollar amount or a percentage of the participant's base salary in effect on the date the Committee sets the Bonus Opportunity. In addition to a target level of achievement, the Committee may specify a minimum acceptable level of achievement of the relevant Performance Goal(s) as well as one or more higher levels of achievement, and a formula to determine the percentage of the Bonus Opportunity earned by the participant upon attainment of each level of achievement, which percentage may exceed 100%. In no event may the Award earned under the Plan by any participant for any single fiscal year exceed the lesser of $3 million or 200% of the participant's base salary on the date the Performance Goals are established by the Committee.

        d.     The Performance Goals shall be based on one or more of the following business criteria:

          (1)   sales or other sales or revenue measures;

          (2)   operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, taxes, depreciation, amortization, or extraordinary or designated items;

          (3)   net income or net income per common share (basic or diluted);

          (4)   operating efficiency ratio;

          (5)   return on average assets, return on investment, return on capital, or return on average equity;

          (6)   cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

          (7)   economic profit or value created;

          (8)   operating margin;

          (9)   stock price or total stockholder return; and

          (10) strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction, and goals relating to acquisitions, divestitures or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established for the Company on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, or for an individual, and may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

5.    Determination and Payment of Bonus

        a.     Promptly after the date on which the necessary information for a particular fiscal year becomes available, the Committee shall determine, and certify in writing, the extent to which the Bonus Opportunity for such fiscal year has been earned, through the achievement of the relevant Performance Goals, by each participant who was granted a Bonus Opportunity for that fiscal year.

        b.     Notwithstanding the terms of any Bonus Opportunity, the Committee, in its sole and absolute discretion, may reduce (but not increase) the amount of the Award payable to any participant, to reflect subjective evaluations of the participant's performance, the Committee's determination that the Performance Goals have become an inappropriate measure of achievement, or for such other reason as it may determine. In making its determination with respect to any reduction in the amount payable to a participant, the Committee shall consider, but shall not be bound by, the performance evaluations of participants submitted by management. Unless the Committee, in its sole and absolute discretion, determines otherwise, a participant who is not employed by the Company or one of its subsidiaries or affiliates on the last day of the fiscal year shall not be entitled to receive payment of an Award for that fiscal year.

        c.     Promptly after the Committee has determined the amount of an Award, but in no event later than 2-1/2 months after the close of the fiscal year, such Award shall be paid in cash in a lump sum; provided, however, that amounts which have been deferred in accordance with the Company's Deferred Compensation Plan shall be paid in accordance with the provisions of such plan. In the event of a participant's death, amounts payable under the Plan shall be paid to the participant's estate.

6.    Miscellaneous Provisions

        a.    Right to Benefits.    The sole interest of each participant under the Plan will be to receive the benefit provided herein as and when the same becomes due and payable in accordance with the terms hereof, and no participant will have any right, title, or interest in or to any of the specific assets of the Company. All benefits hereunder will be paid solely from the general assets of the Company, and the Company will not be required to maintain any separate fund or other segregated assets to provide any benefits hereunder. The rights of any participant hereunder will be solely those of a general unsecured creditor of the Company. The Committee may authorize the creation of a trust or make other arrangements to meet the Company's obligations under the Plan consistent with maintaining the Plan as "unfunded."

        b.    Nonalienation of Benefits.    Except as otherwise provided by law, no benefit, payment, or distribution under the Plan will be subject either to the claim of any creditor of a participant, or to attachment, garnishment, levy, execution or other legal or equitable process by any creditor of such person. Also, no participant will have any right to alienate, anticipate, or assign (either at law or in equity) all or any portion of any benefit, payment or distribution under the Plan. In the event that any participant's benefits are garnished or attached by order of any court, the Company may elect to bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

        c.    No Employment Rights.    Neither participation in the Plan nor the grant of any Bonus Opportunity or payment of any Award under the Plan shall confer on any participant any right to continued employment for any period nor affect the Company's right to terminate a participant's employment at any time.

        d.    Offset to Benefits.    Any other provision of the Plan to the contrary notwithstanding, the Company may, if the Company in its sole and absolute discretion shall determine, offset any amounts to be paid to a participant under the Plan against any amounts which such participant may owe to the Company.

        e.    Withholding.    Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability. Determinations by the Company as to the amount of such withholding shall be conclusive.

        f.    Other Compensation Programs.    Nothing in this Plan shall limit the authority of the Company to compensate employees of the Company and its subsidiaries, whether under plans currently in effect or by adopting additional compensation plans or arrangements.

        g.    Amendment and Termination.    The Plan may be amended, suspended or terminated at any time by the Committee. Amendments may be made without stockholder approval except as required under Section 162(m) or other applicable law. This Plan shall terminate on the day after the first meeting of stockholders of the Company held in 2012 if not re-approved by the stockholders at or before such meeting.

        h.    Controlling Law.    The Plan shall be governed by the laws of the State of Nevada, without regard to its conflicts of laws principles, except to the extent that such law is preempted by the laws of the United States of America.

        i.    Effective Date.    The Plan shall be effective as of January 26, 2007, subject to approval by the Company's stockholders at the Company's 2007 Annual Meeting of Stockholders.

AMERISTAR CASINOS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR each of Proposal 2, Proposal 3 and Proposal 4.

1.	Election of Class B Directors:

01 - Thomas M. Steinbauer
02 - Leslie Nathanson Juris

	☐	Mark here to vote FOR all nominees

	☐	Mark here to WITHHOLD vote from all nominees
	01	02
	☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. ☐	☐

			For	Against	Abstain
2.	Proposal to ratify the selection of the Company’s independent registered public accounting firm for 2012.		☐	☐	☐

3.	Proposal to reapprove the Company’s Performance-Based Annual Bonus Plan.		☐	☐	☐

4.	Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.		☐	☐	☐

5.  To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — AMERISTAR CASINOS, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 13, 2012

The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Gordon R. Kanofsky, Larry A. Hodges and Peter C. Walsh, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Renoir 1 Room, Bellagio Las Vegas, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, at 8:00 a.m. (local time) on Wednesday, June 13, 2012, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as specified on the reverse.

THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS; (2) A VOTE “FOR” RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012; (3) A VOTE “FOR” THE REAPPROVAL OF THE COMPANY’S PERFORMANCE-BASED ANNUAL BONUS PLAN; AND (4) A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED IN SUCH MANNER UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.

C    Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting. ☐